UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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To Our Shareholders:

I am pleased to report the spectacular progress that the company has made over the past year, capitalizing on the key investment decisions we made previously and assembling an amazing team of seasoned drug development professionals to efficiently operationalize our strategy. I believe we are among the best in the industry and excited about Biohaven’s future potential. We have been fortunate to have excellent products to work on and are committed to improving the lives of patients suffering from severe neurologic and neuropsychiatric diseases.

We continued to create significant value in 2018 across our diverse, late-stage portfolio of product candidates. This was largely driven by our major R&D accomplishments including positive results from three pivotal Phase 3 trials and the long-term safety study of rimegepant for the acute treatment of migraine, a debilitating disease that affects millions of patients in the Unites States and across the globe. We also have made great strides in expanding our product pipeline to enable future growth.

Our team has been focused on submitting the rimegepant New Drug Applications (NDAs) to the FDA for the Zydis® fast-dissolve orally disintegrating tablet (ODT) and tablet formulations for the acute treatment of migraine as well as advancing the development of rimegepant for preventive treatment. We were pleased to secure a priority review voucher in March of 2019 to provide an expedited 6-month regulatory review of rimegepant Zydis® ODT, the lead oral CGRP receptor antagonist drug candidate from our NOJECTION™ migraine platform. We also advanced our third-generation CGRP-antagonist, BHV-3500, into human testing and have recently initiated a Phase 2/3 trial of intranasal BHV-3500 to assess for rapid onset of action in the acute treatment of migraine.

We hosted our inaugural Annual R&D Day in November of last year, where we highlighted all the progress that we made across our three development platforms: CGRP-receptor antagonism, glutamate modulation and inhibition of neuroinflammation. We also formed Bioshin Hong Kong Limited, a wholly owned Hong Kong subsidiary, and BioShin Consulting Service Co., LLC, a wholly-owned Chinese subsidiary, to develop and potentially commercialize our late-stage migraine and neurological disorder product development portfolio in China and other Asia-Pacific markets.
We began three Phase 2/3 trials of troriluzole for generalized anxiety disorder, obsessive-compulsive disorder, and Alzheimer's disease and recently initiated a Phase 3 trial with troriluzole for spinocerebellar ataxia. Of note, the FDA accepted our 505(b)(2) NDA filing for Nurtec™ with a July 2019 PDUFA date.

We licensed verdiperstat from AstraZeneca AB in September 2018, quickly integrated the asset and remain on track to start our global Phase 3 clinical trial of the compound in Multiple System Atrophy later this year. In addition, we were pleased to announce receipt of FDA orphan drug designation in February of 2019.

We raised approximately $349 million last year to support our development and commercialization preparation activities into the fourth quarter of 2020. These successful financing activities included a private placement of Biohaven common shares to fund a royalty buyback related to our CGRP assets and two subsequent non-dilutive financings from Royalty Pharma.

We continue to attract a world-class team of development, commercialization and management professionals to help us execute on our broad-portfolio strategy and aspire to have 3 marketed drugs by 2021. We are dedicated to continuing to bring innovative medicines forward for patients and to grow value for investors while maintaining a lean, efficient, and high-performing culture.

Throughout all of our initiatives, our goals remain the same: to develop first-in-class and best-in-class therapies for treating severe neurological and neuropsychiatric disorders, including both widespread and rare conditions.

Successful Achievement of Both Co-primary Endpoints in Three Pivotal Phase 3 Trials with Rimegepant Rimegepant is our novel, small molecule calcitonin gene-related peptide (CGRP) receptor antagonist, which we are developing as a potential acute treatment for patients with migraine. Migraine is the third most prevalent illness, and the seventh-highest specific cause of disability, worldwide. In the United States alone, approximately 39 million people are affected by migraine, and attacks can last up to 72 hours or more. In addition to the physical discomfort, the cost of migraine, measured in time lost from work and family, is enormous. Millions of patients get little if any relief from, or are contraindicated from taking, currently available therapies.

Rimegepant represents a new approach to treating migraine: a novel mechanism that targets the underlying pathophysiology of migraine attacks without causing the vasoconstriction that can have adverse consequences in many patients. Given the potential for once-daily oral dosing and the different formulations we are developing, we believe rimegepant can be a convenient therapy, allowing patients to get relief whenever and wherever a migraine attack occurs.

We have successfully achieved both co-primary endpoints in three pivotal Phase 3 trials with rimegepant, including pain freedom at two hours and freedom from most bothersome symptom (MBS) at two hours, as well as across multiple secondary endpoints, including speed of onset and sustained pain freedom measures. In our Phase 3 acute migraine trial with rimegepant Zydis® ODT, we established superiority over placebo in 21 consecutive, prespecified, hierarchically-tested efficacy outcome measures. We believe the speed of onset and broad efficacy profile seen with the rimegepant Zydis® ODT will make it best-in-class. We demonstrated numerical separation from placebo on pain relief beginning as early as 15 minutes after dosing, reaching statistical significance from placebo on pain relief and return to normal functioning by 60 minutes. Additionally, patients treated with rimegepant showed sustained pain relief and sustained pain freedom through 48 hours after receiving a single dose of rimegepant 75mg.

We have demonstrated rimegepant’s favorable safety profile, including on liver function tests, based on data gathered from our long-term safety study that has administered over 100,000 doses of rimegepant 75mg in over 1,780 patients with migraine treated for as long as 1 year.

The rapid onset of action, durability, and placebo-like adverse effect profile provides key differentiation for rimegepant across the broader treatment landscape spanning triptans, 5-HT1 agonists, and other CGRP receptor antagonists in development.

Based on feedback received from the FDA at the completion of our pre-NDA meetings, we believe our regulatory data package will be sufficient for submission this year, with acceptance of the final NDA subject to the FDA's review of the complete filing.

In the second half of 2019, we expect Phase 3 topline data from our rimegepant trial for the preventive treatment of migraine and Phase 2/3 topline data from our trial evaluating BHV-3500, the first CGRP receptor antagonist to be administered in an intranasal formulation, in the acute treatment of migraine.

Strong progress across our glutamate modulator platform for patients with severe neurological disorders
Glutamate is a naturally occurring molecule which is present in over 90% of all brain synapses and plays an essential role in normal brain functioning. Abnormalities in glutamate function can lead to serious and even devastating diseases, including ataxia, amyotrophic lateral sclerosis (ALS) and other neurodegenerative diseases, as well as obsessive-compulsive disorder (OCD) and mood disorders.

Biohaven’s glutamate modulator platform comprises two approaches to restoring normal glutamate function: Nurtec™ (previously BHV-0223) and troriluzole are glutamate transport modulators, while BHV-5000 is a glutamate NMDA (N-methyl-D-aspartate) receptor antagonist. We continue to advance the development of these three product candidates and explore new potential indications moving forward.

FDA acceptance of 505(b)(2) NDA filing for BHV-0223 in ALS
Biohaven is developing Nurtec™ (BHV-0223) as a potential treatment for patients with ALS. Nurtec™ is an innovative sublingual formulation of riluzole, the current standard of care for patients with ALS, which employs the Zydis® ODT technology under an exclusive, worldwide agreement with Catalent U.K. Swindon Zydis Limited.

Nurtec™ is a novel, lower dose formulation of riluzole designed to be placed under the tongue where it dissolves in seconds and is absorbed sublingually to facilitate direct absorption in patients with ALS who have trouble swallowing. If approved, Nurtec™ would become the only formulation of riluzole that does not require swallowing tablets or liquids, offering an important delivery alternative for the standard-of-care treatment of ALS.

In November 2018, we announced that our 505(b)(2) new drug application (NDA) for Nurtec™ was accepted for review by the FDA. We had previously announced FDA orphan drug designation for BHV-0223 in ALS in 2016.

Troriluzole-Enrollment on track in four clinical trials
Troriluzole is a third-generation tripeptide prodrug and new chemical entity that modulates glutamate, the most abundant excitatory neurotransmitter in the human body.

Initiated Phase 2/3 trial of troriluzole in Generalized Anxiety Disorder (GAD)
In February 2019, we initiated enrollment in a Phase 2/3 clinical trial assessing the efficacy and safety of troriluzole in GAD.  We expect to enroll approximately 372 patients in this randomized, double-blind, placebo-controlled trial across approximately 50 sites in the United States and expect to complete enrollment of this trial in 2019.

First patient enrolled in Phase 2/3 trial of troriluzole in mild-to-moderate Alzheimer's disease (AD)
In July 2018, we enrolled the first patient in a Phase 2/3 clinical trial of troriluzole following FDA acceptance in July of the IND for troriluzole for the treatment of AD. We are conducting the trial in collaboration with the Alzheimer's Disease Cooperative Study, an independent clinical research consortium largely comprised of leading academic centers. We will conduct an interim futility analysis when the first 100 patients complete six months of dosing, by the end of 2019.

Continued enrollment in Phase 2/3 trial of troriluzole in Obsessive-Compulsive Disorder (OCD)
We continue making progress in our pivotal trial of troriluzole for the treatment of OCD and expect to enroll approximately 226 patients in this trial across approximately 70 sites in the United States. Researchers are evaluating acute symptomatic treatment with troriluzole as adjunctive treatment in patients who are experiencing an inadequate response to their current standard of care medication for OCD. We expect to complete enrollment of this trial by the end of 2019.

Enrolled first patient in Phase 3 trial of troriluzole in spinocerebellar ataxia (SCA)
The 96-week extension phase of our Phase 2 trial of troriluzole in SCA is ongoing. The totality of available data and post-hoc analyses from this trial provide evidence that troriluzole may offer therapeutic benefit to patients with SCA. Additionally, the Phase 2 clinical trial experience led to enhancements to the primary efficacy measure and an overall optimized study design for a new Phase 3 trial to further evaluate the efficacy of troriluzole in SCA. This trial commenced in March and will enroll approximately 230 patients across sites in the United States.

BHV-5000-Dosing continues following IND clearance
BHV-5000 is an orally available, low trapping, potent NMDA receptor antagonist that we licensed from AstraZeneca AB. In AstraZeneca’s development program, BHV-5000 was previously advanced into a Phase 1 clinical trial, as a drug-in-solution formulation. The active metabolite of BHV-5000, lanicemine, was previously advanced through Phase 2 trials. Unlike other potent NMDA receptor targeting compounds, BHV-5000 is an NMDA antagonist that has not been associated with prominent psychotomimetic effects and is orally bioavailable.

In January 2018, we commenced enrollment in an Investigational New Drug (IND)-opening study evaluating single and multiple doses of a capsule formulation of BHV-5000. We are developing the compound as a potential treatment for neuropsychiatric disorders such as Rett syndrome, major depression and neuropathic pain. We completed a Phase 1 trial with BHV-5000 in 2018 and await results of further toxicology studies before advancing to later stage trials.

Continued progress across our Myeloperoxidase Inhibition Platform
We entered into an exclusive, worldwide license agreement with AstraZeneca AB in September 2018 for the development and commercialization rights to verdiperstat; AstraZeneca had progressed the drug candidate through Phase 2 clinical trials.

Verdiperstat (previously BHV-3241), is a potential first-in-class, oral, brain-penetrant, irreversible inhibitor of myeloperoxidase (MPO), an enzyme that acts as a key driver of pathological oxidative stress and inflammation in the brain. Verdiperstat completed Phase 1 clinical trials at doses up to 900mg twice a day and preliminary results from a Phase 2a trial in patients with Multiple System Atrophy (MSA) showed numerical improvements on the change from baseline on the Unified MSA Rating Scale. MSA is a rare, rapidly progressive and fatal neurodegenerative disease with no cure or effective treatments.

Verdiperstat received orphan drug designation from FDA for MSA
In January 2019, we reported FDA acceptance of our IND for verdiperstat for the treatment of MSA. We received the FDA May Proceed Letter following our reactivation of the IND application (initially filed by AstraZeneca prior to licensing the compound to us). In February 2019, we announced receipt of orphan drug designation from the FDA for verdiperstat and expect to start the Phase 3 trial in the third quarter of 2019.

Looking Ahead
With a dedicated and growing team of industry veterans, Biohaven has been able to rapidly advance a wide range of product candidates in an efficient and cost-effective manner, and we look forward to important data announcements and regulatory filings in 2019 and 2020. At the same time, we continue to build an experienced clinical and commercial organization with the goal of maximizing the value of each of our product candidates that receives regulatory approval.

We know that everything we do is made possible by the patients, researchers, physicians-and investors-who support our work. The Biohaven team is committed to continuing to earn your confidence as we seek to break new ground in advancing innovative medicines to patients.

Vlad Coric, M.D., Chief Executive Officer

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Tuesday, May 21, 2019
Dear Shareholder:
The Annual Meeting of Shareholders of Biohaven Pharmaceutical Holding Company Ltd., or the Company, will be held at the Rosewood Bermuda located at 60 Tucker’s Point Drive, Hamilton Parish, Bermuda, on Tuesday, May 21, 2019 at 10:00 a.m. local time for the following purposes:

1.	To elect the Board’s nominees:

(a)	Dr. Gregory H. Bailey and

(b)	Mr. John Childs
to the Board of Directors to hold office until the 2022 Annual Meeting of Shareholders;

2.
To ratify the selection by the audit committee of the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To approve, on an advisory basis, the frequency of the named executive officer compensation advisory vote; and

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice. All shareholders are invited to attend the meeting in person. The record date for the Annual Meeting is March 28, 2019. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.
We are delivering proxy materials for the Annual Meeting under the “Notice and Access” rules of the Securities and Exchange Commission (the “SEC”). These rules permit us to furnish proxy materials, including the attached Notice of Annual Meeting, Proxy Statement and our 2018 Annual Report, to our shareholders by providing access to those documents on the Internet instead of mailing printed copies. The rules also allow us to help the environment by reducing the consumption of paper, energy and other natural resources and to lower printing and distribution expenses paid by the Company. Our shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions on how to access and review all of our proxy materials on the Internet. Our shareholders will not receive printed copies unless they request them. The Notice also explains how you may submit your proxy on the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on May 21, 2019 at 10:00 a.m. local time at the Rosewood Bermuda located at 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.

The proxy statement and annual report to shareholders
are available at www.proxyvote.com.

By Order of the Board of Directors,

Douglas Gray
Corporate Secretary

New Haven, Connecticut
April 11, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote by phone or online as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
215 Church Street
New Haven, CT 06510
PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 21, 2019
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?
Pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our shareholders over the Internet instead of mailing each of our shareholders paper copies of those materials. Accordingly, we are sending our shareholders by mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your common shares. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the Notice or on the website referred to in the Notice.
If you own common shares in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one Notice. To vote all of your common shares, please follow each of the separate proxy voting instructions that you received for your common shares held in each of your different accounts.
We are sending the Notice to most of our shareholders by mail beginning on or about April 11, 2019.
What information does the Notice contain?
The Notice includes, among other matters: (i) the place, date and time of the 2019 Annual Meeting of Shareholders (the “annual meeting”); (ii) a brief description of the proposals to be voted on at the annual meeting and the Board of Directors’ voting recommendation with regard to each proposal; (iii) information regarding the website where the proxy materials are posted; (iv) various methods by which a shareholder may request paper or electronic copies of the proxy materials; and (v) instructions on how to vote by Internet, by telephone, by mail or in person at the annual meeting.
Why am I receiving access to these materials?
You are receiving access to these proxy materials because the Board of Directors of Biohaven Pharmaceutical Holding Company Ltd. (“Biohaven” or the “Company”) is soliciting your proxy to vote at the annual meeting, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by phone or online.
The approximate date on which these proxy materials are first being made available to all shareholders of record entitled to vote at the annual meeting is April 11, 2019.

How do I attend the annual meeting?
The meeting will be held on Tuesday, May 21, 2019 at 10:00 a.m. local time at the Rosewood Bermuda located at 60 Tucker’s Point Drive, Hamilton Parish, Bermuda. Information on how to vote in person at the annual meeting is discussed below.
Who can vote at the annual meeting?
Only shareholders of record at the close of business on March 28, 2019 will be entitled to vote at the annual meeting. On this record date, there were 44,282,994 common shares outstanding and entitled to vote.
Shareholder of Record: Shares Registered in Your Name
If on March 28, 2019 your shares were registered directly in your name with Biohaven’s transfer agent, American Stock Transfer & Trust Company, LLC, or AST, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy by phone or online as instructed below to ensure your vote is counted.
If you are a shareholder of record, the Notice is being sent to you directly.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 28, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How can I view the shareholder list?
A list of the shareholders entitled to vote at the annual meeting will be available for inspection upon request of any shareholder for any purpose germane to the meeting at our principal executive offices, 215 Church Street, New Haven, CT 06510, during the ten days prior to the annual meeting, during ordinary business hours, and at the annual meeting. To make arrangements to review the list prior to the annual meeting, shareholders should contact the Corporate Secretary at (401) 274-9200 or Douglas.Gray@lockelord.com.
On what matters am I voting?
There are four matters scheduled for a vote:

•	Election of Directors:

•	Proposal 1(a): Election of Dr. Gregory H. Bailey as a director of the Company;

•	Proposal 1(b): Election of Mr. John W. Childs as a director of the Company;

•
Proposal 2: Ratification of selection by the audit committee of the Board of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019; and

•	Proposal 3: A non-binding advisory vote on the frequency of future advisory votes on the Company’s named executive officer compensation.

How does the Board of Directors recommend I vote?
Our Board of Directors recommends you vote:

•	“FOR” each of the nominees to the Board of Directors;

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	“FOR” the frequency of “1 year” for future advisory votes on the Company’s named executive officer compensation.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
With respect to Proposals 1(a) and 1(b), you may either vote “For” or “Against” each of the nominees to the Board or you may “Abstain” from voting for any nominee you specify.
With respect to Proposal 2, you may vote for “For” or “Against” or you may “Abstain” from voting.
With respect to Proposal 3, you may vote for a frequency of “1 year,” “2 years,” “3 years” or you may “Abstain” from voting.
The procedures for voting are:
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record, you may (1) vote in person at the annual meeting, (2) vote by proxy using the enclosed proxy card, (3) vote by proxy online or (4) vote by proxy by phone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

(1)	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

(2)
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by May 20, 2019. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

(3)
To vote online, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your online vote must be received by 11:59 p.m. ET on May 20, 2019 to be counted.

(4)
To vote by phone, dial toll-free 1-800-690-6903. You will be asked to provide the company number and control number from the enclosed proxy card. Your phone vote must be received by 11:59 p.m. ET on May 20, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Biohaven.

Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by phone or online as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each common share you owned as of March 28, 2019.
What happens if I do not vote?
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record and do not vote by completing your proxy card online, by mail, by phone or in person at the annual meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (the “NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1(a), 1(b) or 3, but may vote your shares on Proposal 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director, “For” the ratification of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019 and “For” the frequency of “1 year” for future advisory votes on the Company’s named executive officer compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to the Notice and these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Can I change my vote after submitting my proxy?
Shareholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by phone or online.

•	You may send a timely written notice that you are revoking your proxy to Biohaven’s Corporate Secretary at 215 Church Street, New Haven, CT 06510.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or proxy submitted by phone or online is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are shareholder proposals and director nominations due for next year’s annual meeting?
In accordance with the SEC’s Rule 14a-8, to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 13, 2019 to our Corporate Secretary at 215 Church Street, New Haven, CT 06510. If you wish to nominate an individual for election at, or bring business other than through a shareholder proposal before, the 2020 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between December 13, 2019 and January 12, 2020, which is at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the 2019 annual meeting of shareholders. Your notice to the Corporate Secretary must set forth information specified in our Memorandum and Articles of Association, including your name and address and the class and number of our common shares that you beneficially own.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must include, as to each person you propose to nominate for election as a director, the information required by our Memorandum and Articles of Association and any other information concerning the proposed nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Memorandum and Articles of Association filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on April 8, 2019.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for each of the proposals to elect directors, votes “For,” “Against” and any broker non-votes and abstentions, with respect to the ratification of independent auditors, votes “For,” “Against” and abstentions and with respect to the frequency of named executive officer compensation advisory votes, votes for “1 year,” “2 years,” “3 years,” any broker non-votes and abstentions. Broker non-votes will have no effect and will not be counted toward the vote total for the director nominees or the frequency of named executive officer compensation votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?
For Proposals 1(a) and 1(b), the election of directors, any nominees receiving “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain, will be elected. Only votes “For” or “Against” will affect the outcome with respect to these two proposals, and abstentions will have no effect.
To be approved, Proposal 2, the ratification of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain. Only votes “For” or “Against” will affect the outcome, and abstentions will have no effect.
Approval of Proposal 3 will be determined by the frequency receiving the greatest number of votes. Abstentions will have no effect. This advisory vote on the frequency of the Say-on-Pay vote is not binding on the Company, the compensation committee or the Board. However, the compensation committee and the Board will take into account the result of the vote when determining the frequency at which advisory votes on executive compensation will be included in our proxy statements for future annual meetings.
What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum is present if shareholders holding at least 50% of the outstanding common shares entitled to vote are present at the annual meeting in person or represented by proxy. On the record date, there were 44,282,994 shares outstanding and entitled to vote. Thus, the holders of 22,141,498 shares must be present in person or represented by proxy at the annual meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) online, by mail, by phone or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the annual meeting or the holders of a majority of shares present at the annual meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
The notice to shareholders, proxy statement, Form 10-K and annual report to shareholders are available at www.proxyvote.com.
Note Regarding Trademarks
NOJECTION™ and Nurtec™ are trademarks of Biohaven Pharmaceutical Holding Company Ltd. Zydis® is a registered trademark of Catalent. Catalent is headquartered in Somerset, New Jersey. For more information, visit www.catalent.com.

PROPOSALS 1(A) AND 1(B)
ELECTION OF DIRECTORS
Our Board is divided into three classes and currently has seven members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
There are two directors in the class whose term of office expires in 2019, Dr. Gregory H. Bailey and Mr. John W. Childs. Dr. Bailey and Mr. Childs were both previously elected by our shareholders. If re-elected at the annual meeting, each of these nominees will serve until the 2022 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend the annual meeting. Four of the seven members of the Board attended the 2018 annual meeting.
Directors are elected by a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors and which have not abstained from voting. Accordingly, for each of Proposals 1(a) and 1(b), the nominee receiving “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the two nominees named below.
If either of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that either of the nominees will be unable to serve.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee to recommend that person as a nominee for director, as of the date of this proxy statement.
The nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the nominating and corporate governance committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and corporate governance committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the nominating and corporate governance committee to believe that nominee should continue to serve on the Board. However, each of the members of the nominating and corporate governance committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
Gregory H. Bailey, M.D.
Dr. Bailey, age 63, has served as a director of our Company since January 2014. Since co-founding the company in October 2016, Dr. Bailey has served as CEO of Juvenescence Limited, a life science and biotech company developing therapies to increase healthy human longevity. Dr. Bailey is a co-founder and has served as managing partner of

MediqVentures since January 2014, the chairman and director of Portage Biotech, Inc. (OTCBB: PTGEF) since June 2013, a director of Portage Pharmaceuticals Limited since June 2013, and director of Manx Financial Group since March 2018. He has been a managing partner of Palantir Group, Inc., a merchant bank involved in a number of biotech company startups and financings since April 2002. Dr. Bailey was a founder of SalvaRx Group Plc (LSE: SALV) and has served on its board of directors since May 2015. Dr. Bailey was also the co-founder of Ascent Healthcare Solutions, VirnetX Inc. (AMEX:VHC), Portage Biotech Inc. and DuraMedic Inc. He was the initial financier and an independent director of Medivation, Inc. (NASDAQ: MDVN), from 2005 to December 2012. Dr. Bailey practiced emergency medicine for ten years before entering finance. He received his medical degree from the University of Western Ontario. We believe that Dr. Bailey’s extensive venture capital industry experience and technical background, along with his experience with public companies and biopharmaceutical companies, qualifies him to serve as a member of our Board.
John W. Childs
Mr. Childs, age 77, has served as a director of our Company since January 2014. Mr. Childs served as chairman and partner of J.W. Childs Associates, L.P., a private equity firm, from 1995 to 2019. From 1991 to 1995, Mr. Childs was senior managing director of Thomas H. Lee Partners and from 1987 to 1990 was a managing director of Thomas H. Lee Partners. Prior to 1987, Mr. Childs was associated with the Prudential Insurance Company of America (“Prudential”) for 17 years where he held various executive positions in the investment area, ultimately serving as senior managing director in charge of the Capital Markets Group, at which time he was responsible for Prudential’s approximately $77 billion fixed income portfolio, including all of the Capital Markets Group’s investments in leveraged acquisitions. He is currently a director of Realm Cellars, Omax Health Inc., Kleo Pharmaceuticals, Inc., and is on the Board of Managers of the Jane Coffin Childs Memorial Fund for Medical Research. Mr. Childs holds a B.A. from Yale University and an MBA from Columbia University. We believe that Mr. Childs’ extensive operational and capital markets experience qualifies him to serve as a member of our Board.
FOR PROPOSALS 1(A) AND 1(B), THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING
Vlad Coric, M.D.
Dr. Coric, age 48, has served as our chief executive officer and as a director since October 2015. From January 2007 to September 2015, he served as a group director of global clinical research at Bristol-Myers Squibb Company, or BMS, focusing both in oncology global clinical research and neuroscience global clinical research. He has been involved in multiple drug development programs, including marketed drugs such as Abilify (aripiprazole; partial dopamine agonist), Opdivo (nivolumab; anti-PD1), Yervoy (Ipilimumab; anti-CTLA-4), Daklinza (daclatasvir; NS5A inhibitor) and Sunvepra (asunaprevir; NS3 inhibitor). Since July 2001, Dr. Coric has also continued to serve as an associate clinical professor of psychiatry at Yale School of Medicine. He previously served as the chief of the Yale Clinical Neuroscience Research Unit and the director of the Yale Obsessive-Compulsive Disorder Research Clinic. He has served as president of the Connecticut Psychiatric Society. Dr. Coric currently serves on the boards of directors of Vita Therapeutics and OLM School of Madison. Dr. Coric received his M.D. from Wake Forest University School of Medicine. He completed his internship at Yale-New Haven Hospital and residency training at the Yale Psychiatry Residency Training Program, where he also served as the program-wide chief resident for the Yale Department of Psychiatry, and chief resident on the PTSD firm at the West-Haven Connecticut Veterans Administration Hospital. Dr. Coric was an honors scholar in neurobiology and physiology at the University of Connecticut where he received a B.S. degree. We believe that Dr. Coric’s operational experience with our Company gained from serving as our chief executive officer, as well as his extensive experience in the biopharmaceutical industry, qualifies him to serve as a member of our Board.
Declan Doogan, M.D.
Dr. Doogan, age 67, has served as a director of our Company since its inception in September 2013. Dr. Doogan has served as the chief executive officer and director of Portage Biotech, Inc. (PTGEF: OTCBB) since June 2013, a director of Portage Pharmaceuticals Limited since July 2013, a director of Sosei Group Corporation from June 2007 to June 2018 and a director of Kleo Pharmaceuticals since August 2016. Dr. Doogan has over 30 years of industry experience in both major pharma and biotech. He was the Senior Vice-President and Head of Worldwide Development at Pfizer Inc., or Pfizer, and has held a number of executive positions in Pfizer in the United States, the United Kingdom and Japan. Since leaving Pfizer in 2007, he has been engaged in executive roles in small pharmaceutical companies. Dr. Doogan was chief medical officer and acting chief executive officer of Amarin Corporation plc (AMRN: NASDAQ). He has also been Chief Medical Officer for Prometheus Laboratories, a molecular diagnostics company in San Diego. Dr. Doogan holds a number of board appointments, principally in pharmaceutical companies, and has also held professorships at Harvard School of Public Health, Glasgow University Medical School and Kitasato University (Tokyo). Dr. Doogan received his medical degree from Glasgow University in 1975. He is a Fellow of the Royal College of Physicians and the Faculty of Pharmaceutical Medicine and holds a Doctorate of Science from the University of Kent in the UK. We believe that Dr. Doogan’s extensive operational experience in the pharmaceutical and biotech industries qualifies him to serve as a member of our Board.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING
Eric Aguiar, M.D.
Dr. Aguiar, age 57, has served as a director of our Company since February 2017. Dr. Aguiar has been a partner at Aisling Capital since January 2016 and prior to that was a partner at Thomas, McNerney and Partners, a healthcare venture capital and growth equity fund, since 2007. Prior to joining that firm, he was a Managing Director of HealthCare Ventures, a healthcare-focused venture capital firm, from 2001 to 2007. Dr. Aguiar currently serves on the board of directors of Invitae Corporation (NYSE: NVTA), Eidos Therapeutics, Inc. (NASDAQ: EIDX) and BridgeBio, LLC. Dr. Aguiar is a member of the Board of Overseers of the Tufts School of Medicine and a member of the Council on Foreign Relations. Dr. Aguiar received his medical degree with honors from Harvard Medical School. He graduated with honors from Cornell University as a College Scholar. He was also a Luce Fellow and is a Chartered Financial Analyst. We believe that Dr. Aguiar’s medical and finance background and experience as an investor in life science companies qualifies him to serve as a member of our Board.
Robert Repella, RPh, MBA
Mr. Repella, age 60, has served as a director of our Company since September 2018. Mr. Repella served as Chief Executive Officer and as a member of the Board of Directors of Harmony Biosciences, LLC, a private biotechnology company, from October 2017 through July 2018. Prior to this, he served as the Executive Vice President, Global Commercial Operations for CSL Behring, Inc., a biotherapeutics company, from March 2014 to September 2017, as Senior Vice President and Chief Commercial Officer of Vanda Pharmaceuticals, Inc. (NASDAQ: VNDA) from October 2011 to January 2014 and as Senior Vice President Pharmaceutical Operations, Americas Region of Cephalon Inc. from October 2009 to October 2011. Mr. Repella has over twenty years of leadership experience in the biotech and pharmaceutical industries, with past experience at Wyeth Pharmaceuticals, Johnson & Johnson, Merck & Company, and Eli Lilly & Company. Mr. Repella has also served on the Board of Directors of the Biotechnology Industry Association (BIO), Pennsylvania BIO and the New York chapter of the Arthritis Foundation. Mr. Repella obtained a Masters of Business Administration from Temple University and earned his Bachelor of Science degree in Pharmacy from Rutgers University. We believe that Mr. Repella’s background and experience as an investor in life science companies qualifies him to serve as a member of our Board.
Julia P. Gregory
Ms. Gregory, age 66, has served as a director of our Company since August 2017. Ms. Gregory has been Chairman and CEO of Isometry Advisors, Inc., a biotechnology financial, strategy and management advisory firm, since April 2016. Ms. Gregory formerly served as Chief Executive Officer at ContraFect Corporation (NASDAQ: CFRX) from November 2013 through March 2016 and as a member of ContraFect’s Board of Directors from April 2014 through March 2016. Prior to her appointment as CEO, she served as ContraFect’s Executive Vice President and Chief Financial Officer from July 2012 to November 2013. Prior to her time at ContraFect, she served as President and CEO of Five Prime Therapeutics, Inc. (NASDAQ: FPRX) from 2009 until August 2011, and as Executive Vice President,

Corporate Development and Chief Financial Officer of Lexicon Pharmaceuticals, Inc. (NASDAQ: LXRX) from 2000 to 2008. Ms. Gregory has twenty years of investment banking experience, starting at Dillon, Read & Co. and subsequently at Punk, Ziegel & Company, where she served as the head of investment banking and head of its life sciences practice. Ms. Gregory has also served on the Board of Directors at The Global TB Alliance for Drug Development, The Institute for the Study of Aging, a private foundation for Alzheimer’s, and Clinipace, Inc., and currently serves on the Boards of Directors of Cavion, Inc., Cell Medica Ltd., IMV, Inc., Iconic Therapeutics, Inc., a private biopharmaceutical company in San Francisco, CA, and the Sosei Group Corporation. Ms. Gregory obtained a Masters of Business Administration from the Wharton School at the University of Pennsylvania, and earned her B.A. at George Washington University. We believe that Ms. Gregory’s industry leadership and expertise in strategy development and implementation, investment banking and business development qualify her to serve as a member of our Board.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NYSE rules, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Drs. Doogan and Aguiar, Ms. Gregory and Mr. Repella, representing four of our seven directors, are “independent directors” as defined under NYSE rules. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
BOARD LEADERSHIP STRUCTURE
The Board has an independent chairman, Dr. Doogan, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our shareholders. As a result, we believe that having an independent Board Chairman can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
PROHIBITION AGAINST HEDGING
The Company’s Insider Trading and Window Period Policy (the "Trading Policy") prohibits any employee, officer or director from engaging in short sales, transactions in put or call options, hedging transactions or other inherently short-term or speculative transactions with respect to the Company’s stock at any time. However, the Trading Policy permits margin account transactions in Company stock and pledges of Company stock in connection with such transactions which are otherwise permitted under the Trading Policy and that are in compliance with applicable law.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met 20 times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member, with the exception of Robert Repella. Mr. Repella joined the Board and audit committee on September 7, 2018 and attended one of the two audit committee meetings held during the 2018 fiscal year after his appointment.
NYSE rules require that the non-management directors of the board meet at regularly scheduled executive sessions, without management present, in order to empower the non-management directors to serve as a more effective check on management. During the last fiscal year, the Company’s non-management directors met in executive session at least eight times, without management present, either at the end of regularly scheduled board meetings or during scheduled executive session calls. Dr. Doogan, our Board Chairman, presided over the executive sessions.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information from January 1, 2018 through December 31, 2018 for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Declan Doogan, M.D.	X	X	X*
Robert Repella, RPh, MBA(1)	X	X*	X
Eric Aguiar, M.D.			X
Gregory H. Bailey, M.D.
John W. Childs
Julia Gregory	X*	X	X
Number of meetings in 2018(2)	5	2	4

(1)
Mr. Repella joined the Board and the audit, compensation and nominating and corporate governance committees in September 2018 (and was appointed as chair of the compensation committee). Prior to this, Dr. Albert Cha, who resigned from the board effective September 7, 2018, had served as the chair of the compensation committee.

(2)	Consists of meetings held from January 1, 2018 through December 31, 2018.

*	Committee Chair.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
Our audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. Our audit committee consists of three directors, Ms. Gregory, Mr. Repella and Dr. Doogan. Ms. Gregory is the chair of the audit committee and our Board has determined that Ms. Gregory is an “audit committee financial expert” as defined by SEC rules and regulations. Our Board has determined that each of the members of our audit committee is independent under New York Stock Exchange listing rules and under Rule 10A-3 under the Exchange Act. We intend to continue to evaluate the requirements applicable to us and we intend to comply with the future requirements to the extent that they become applicable to our audit committee. The principal duties and responsibilities of our audit committee include:

•
appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly financial statements; and

•
conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

The audit committee is governed by a written audit committee charter approved by our Board of Directors. The charter is available on our website at www.biohavenpharma.com under the links “Investors—Governance Documents—Audit Committee Charter.” We will also provide a printed copy of the charter to shareholders upon request.
Report of the Audit Committee of the Board of Directors*
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Julia P. Gregory, Chair
Declan Doogan, M.D.
Robert Repella RPh, MBA

* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our compensation committee reviews and determines the compensation of our executive officers. Our compensation committee consists of three directors, Dr. Doogan, Mr. Repella and Ms. Gregory, each of whom is a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act. Mr. Repella is the chairman of the compensation committee. Our Board has determined that the composition of our compensation committee satisfies the applicable independence requirements under, and the functioning of our compensation committee complies with the applicable requirements of, the New York Stock Exchange rules and SEC rules and regulations. We intend to continue to evaluate and intend to comply with all future requirements applicable to our compensation committee. The principal duties and responsibilities of our compensation committee include:

•
establishing and approving, and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting, or recommending to the full Board for approval, the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of our other executive officers, based in part on recommendations of the chief executive officer;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	establishing policies and making recommendations to our Board regarding director compensation;

•	reviewing and discussing with management the compensation discussion and analysis that we may be required from time to time to include in SEC filings; and

•
preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

During the last fiscal year, the compensation committee met 2 times. In 2019, the compensation committee plans to meet an average of once every quarter and with greater frequency if necessary, and anticipates that more meetings may be held in the second half of the year as compared to the first half in order to give additional time and consideration to compensation issues for the coming year. The agenda for each meeting is usually developed by the Chair of the compensation committee, in consultation with our Chief Executive Officer. The compensation committee meets regularly in executive session, without management present. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of the Company. In addition, under its charter, the compensation committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the committee. In particular, the compensation committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultants’ reasonable fees and other retention terms. Under the charter, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the year ended December 31, 2018, after taking into consideration the six factors prescribed by the SEC and NYSE described above, the compensation committee engaged Radford, a compensation consulting firm, as a compensation consultant. The compensation committee assessed Radford’s independence and determined that Radford had no conflicts of interest in connection with its provision of services to the compensation committee. Specifically, the compensation committee engaged Radford to evaluate the Company’s executive compensation program. Radford’s engagement included assisting the compensation committee with the selection of a peer group of companies for benchmarking purposes, an analysis of the Company’s existing executive compensation, including its equity incentive plan and option granting-practices, and an analysis of the Company’s director compensation policy. In April 2018, Radford presented the compensation committee with data about the compensation paid by our peer group of companies and other employers who we believe compete with us for executives, updated the compensation committee on new developments in areas that fall within the compensation committee’s jurisdiction and advised the compensation committee regarding all of its responsibilities. Our management did not have the ability to direct Radford’s work.
Historically, the compensation committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the fourth quarter of the year. The compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the compensation committee by the Chief Executive Officer with respect to individual employee performance. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director share ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant to be comparable to us.
The compensation committee is governed by a written Compensation Committee Charter approved by our Board of Directors. The charter is available on our website at www.biohavenpharma.com under the links “Investors—Governance Documents—Compensation Committee Charter.” We will also provide a printed copy of the charter to shareholders upon request.
Compensation Committee Interlocks and Insider Participation
None of the current members of the compensation committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2018, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of four directors, Drs. Doogan and Aguiar, Mr. Repella and Ms. Gregory. Dr. Doogan is the chairman of the nominating and corporate governance committee. Our Board has determined that the composition of our nominating and corporate governance committee satisfies the applicable independence requirements under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the New York Stock Exchange standards and SEC rules and regulations. All of the members of our nominating and corporate governance committee satisfy the applicable independence requirements of the NYSE. We will continue to evaluate and will comply with all future requirements applicable to our nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	assessing the need for new directors and identifying individuals qualified to become directors;

•	recommending to the Board the persons to be nominated for election as directors and to each of the board’s committees;

•	assessing individual director performance, participation and qualifications;

•	developing and recommending to the board corporate governance principles;

•	monitoring the effectiveness of the board and the quality of the relationship between management and the board; and

•	overseeing an annual evaluation of management’s and the board’s performance.
The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s shareholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the nominating and corporate governance committee typically considers age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. Pursuant to the Company’s Director Criteria policy, the Board and the nominating and corporate governance committee also consider diversity as a criterion for nominees for director of the Company, which includes, among other factors, diverse work experiences, education, military experience and demographic characteristics.
In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The nominating and corporate governance committee also takes into account the results of the Board’s self-evaluation, which is conducted annually on a group and individual basis. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The nominating and corporate governance committee will consider director candidates recommended by shareholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Corporate Secretary, Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of shareholders. However, in the event that the annual meeting is first convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting were held in the preceding year, in order to be timely, notice by the shareholder must be received by the Corporate Secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made. Submissions must include the information required by our Memorandum and Articles of Association and any other information concerning the proposed nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
The nominating and corporate governance committee is governed by a written nominating and corporate governance committee charter approved by our Board of Directors. The charter is available on our website at www.biohavenpharma.com under the links “Investors—Governance Documents—Nominating and Corporate Governance Committee Charter.” We will also provide a printed copy of the charter to shareholders upon request.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510, Attn: Corporate Secretary. Each communication must set forth the name and address of the shareholder on whose behalf the communication is sent and the number and class of shares of our share capital that are owned beneficially by the shareholder as of the date of the communication.
These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the audit committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the audit committee.
Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the audit committee, compensation committee or nominating and corporate governance committee.
CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES, EXECUTIVE OFFICERS AND DIRECTORS
We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.biohavenpharma.com. The nominating and corporate governance committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.
CORPORATE GOVERNANCE GUIDELINES
The Board has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s shareholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, are available on our website at www.biohavenpharma.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The audit committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the shareholders at the annual meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since its inception. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Memorandum and Articles of Association nor other governing documents or law require shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.
To be approved, Proposal 2, the ratification of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and 2017 by PricewaterhouseCoopers LLP.

	Year Ended December 31,
	2018	2017
Audit Fees	$1,486,074	$2,147,018
Audit-Related Fees	325,000	51,000
Tax Fees	258,000	164,642
All Other Fees	1,818	900
Total Fees	$2,070,892	$2,363,560

All fees described above were pre-approved by the audit committee.
Audit Fees include fees billed for the fiscal year shown for professional services for the audit of the Company’s annual financial statements, quarterly reviews, and review of the Company’s registration statements and other SEC filings.
Audit-Related Fees for 2018 include attestation related services, and for 2017 include review of Form 8-Ks and related Pro-Forma financial statements associated with the stand-alone financial reporting of the Company’s equity method investee, Kleo Pharmaceuticals Inc.
Tax Fees include all services performed for tax return and related compliance services, research and development credit studies, international tax planning and tax opinions related to the Company’s status as a passive foreign investment company.
All Other Fees are fees for access to software related to accounting guidance provided by PricewaterhouseCoopers LLP.

PRE-APPROVAL POLICIES AND PROCEDURES
The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditors, PricewaterhouseCoopers LLP. The audit committee generally pre-approves specified services in the defined categories of audit services, audit-related, tax and other services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON
THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE
COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to indicate how frequently we should seek a non-binding advisory vote on the compensation of our named executive officers (“NEOs”), as disclosed pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “Say-on-Pay” vote). By voting on this Proposal 3, shareholders may indicate, on a non-binding advisory basis, whether the Say-on-Pay advisory vote (the first of which we will hold at the 2020 Annual Meeting) should occur every year, every two years or every three years, or abstain on this matter.
The Board has determined that an annual non-binding advisory vote on executive compensation will allow our shareholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.
You may cast your vote on your preferred voting frequency by choosing one of the options of 1 year, 2 years, 3 years or abstain from voting when you vote in response to this Proposal 3.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF “1 YEAR” FOR FUTURE VOTES ON A NON-BINDING ADVISORY BASIS, ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE OFFICERS
The following table sets forth information concerning our executive officers:

Name	Age	Position
Vlad Coric, M.D.	48	Chief Executive Officer and Director
Robert Berman, M.D.	56	Chief Medical Officer
James Engelhart	55	Chief Financial Officer, Treasurer
John Tilton	51	Chief Commercial Officer, Rare and Orphan Diseases
Charles Conway, Ph.D.	57	Chief Scientific Officer
Kimberly Gentile	53	Senior Vice President of Clinical Operations
William "B.J." Jones, MBA	55	Chief Commercial Officer, Migraine and Common Diseases

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
The following sets forth certain information with respect to our executive officers who are not directors:
Robert Berman, M.D.
Dr. Berman has served as our chief medical officer since November 2015. From December 2013 to November 2015, he served as president of Biohaven Medical Services LLC and, prior to that, served as a group director of global clinical research at BMS from September 2003 to November 2013. Prior to his time at BMS, Dr. Berman was an associate director of clinical sciences, early development at Pfizer from November 2000 to September 2003. Since October 2012, Dr. Berman has also continued to serve as an adjunct professor of psychiatry at Yale University School of Medicine. Dr. Berman received his B.A. in molecular biophysics and biochemistry from Yale University and his M.D. from Mount Sinai School of Medicine of New York University.
James Engelhart
Mr. Engelhart has served as our chief financial officer since May 2016. Prior to this, from August 2014 to May 2016, he served as executive director of finance, Americas for Alexion Pharmaceuticals, Inc., and from March 2006 to July 2014, he served as a finance director for Energizer Holdings, Inc. From May 1998 to March 2006, Mr. Engelhart served in increasingly senior finance roles for BMS and held finance roles in R&D Operations and International Operations at Schering-Plough from 1992 to 1998. Mr. Engelhart currently serves on the board of directors of OLM School of Madison. Mr. Engelhart started his career as an auditor with Coopers & Lybrand LLP from 1986 through 1991. Mr. Engelhart received his B.S. in accounting from Villanova University and is a CPA (inactive).
John Tilton
Mr. Tilton has served as our chief commercial officer, rare and orphan diseases since April 2019 and, prior to that, as our chief commercial officer since April 2016. Prior to this, from November 2006 to March 2016, he served in increasingly senior marketing and business roles with Alexion Pharmaceuticals, Inc., including serving as its executive director, global sales and marketing operations from January 2011 to March 2016. Prior to his time at Alexion Pharmaceuticals, Mr. Tilton served as a director, division operations at Pfizer from August 2005 to November 2006, as a regional sales manager for Agouron Pharmaceuticals from November 1999 to August 2005 and as division manager at Sanofi from 1993 to 1999. Mr. Tilton received his BSBA in finance from the University of South Carolina—Columbia.
Charles Conway, Ph.D.
Dr. Conway has served as our chief scientific officer since January 2017. From January 2000 to January 2017, he held positions of increasing responsibility in drug discovery at BMS, most recently serving as associate director—biology analytics. Dr. Conway led BMS’s biology program efforts working on the CGRP antagonist program for over

10 years and was part of the full development team advancing rimegepant into clinical research. Dr. Conway has extensive experience in the field of pain research and is an inventor on three U.S. patents granted for the treatment of pain. Prior to his time at BMS, Dr. Conway was a postgraduate research anesthesiologist at the University of California San Diego. Dr. Conway received his B.S. in experimental psychology from the University of Central Missouri and his Ph.D. in neuroscience from the University of California Santa Barbara.
Kimberly Gentile
Ms. Gentile has served as our senior vice president, clinical operations since February 2014. Before coming to Biohaven, Ms. Gentile served as associate director, project manager, global clinical operations at BMS from 2000 to February 2014. Prior to this, she was a senior clinical trial manager at SCIREX Corporation from 1996 to June 2000. Ms. Gentile received her B.S. in Psychology from Salem State University.
William "B.J." Jones, MBA
Mr. Jones has served as our chief commercial officer, migraine and common diseases since April 2019. From January 2016 to March 2019, Mr. Jones served as vice president, head of sales and commercial operations for the general medicine business unit at Takeda Pharmaceuticals America, Inc. From January 2014 to December 2016, he served as vice president, head of sales for U.S. diabetes at AstraZeneca Pharmaceutical, LLP. From April 2013 to December 2014, he served as vice president, head of sales for the U.S. AZ/BMS diabetes alliance at BMS. From September 2007 to March 2013, he served as vice president, commercial operations and then vice president, sales for the eastern zone at Boehringer Ingelheim Pharmaceuticals, Inc. From 2004 to 2007, Mr. Jones served as vice president, marketing & business development at NitroMed, Incorporated. Prior to his time at NitroMed, Mr. Jones served in various roles of increasing seniority at BMS from 1992 to 2004, including serving as marketing director, U.S. medicines for Abilify, and, prior to that, in various roles of increasing seniority as a commissioned officer in the United States Air Force from 1985 to 1992, including serving as function manager at the Armstrong Laboratory. Mr. Jones received his B.S. in human factors engineering from the United States Air Force Academy, his MS in industrial engineering from Texas A&M University and his MBA from the Stanford University Graduate School of Business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common shares as of March 28, 2019 for:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.
The percentage ownership information is based upon 44,282,994 common shares outstanding as of March 28, 2019. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include common shares issuable pursuant to the exercise of stock options or warrants that are exercisable on or before May 27, 2019, which is 60 days after March 28, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Principal Shareholders
BlackRock, Inc.(1)	2,393,148	5.4%
Janus Henderson Group plc(2)	3,143,758	7.1%
Named Executive Officers and Directors:
Vlad Coric, M.D.(3)	1,457,500	3.3%
James Engelhart(4)	234,276	0.5%
John Tilton(5)	94,091	0.2%
Charles Conway, Ph.D.(6)	61,403	0.1%
Kimberly Gentile(7)	99,528	0.2%
Eric Aguiar, M.D.(8)	56,750	0.1%
Gregory H. Bailey, M.D.(9)	3,006,376	6.7%
John W. Childs(10)	3,250,713	7.3%
Declan Doogan, M.D. (11)	1,891,740	4.2%
Julia Gregory (12)	18,000	0.0%
Robert Repella	-	0.0%
All current directors and executive officers as a group (12 persons) (13)	11,364,228	23.9%

(1)
The amounts shown and the following information were provided by BlackRock, Inc. ("BlackRock") pursuant to a Schedule 13G filed with the SEC on December 31, 2018. BlackRock reports that it has sole voting power over 2,329,541 of these shares and sole dispositive power over 2,393,148 shares. The principal business address of BlackRock is 252 East 52nd Street, New York, NY 10055.

(2)
The amounts shown and the following information were provided by Janus Henderson Group plc ("Janus Henderson") pursuant to a Schedule 13G filed with the SEC on February 12, 2019. Janus Henderson     reports that it has an indirect 97.11% ownership stake in Intech Investment Management LLC and a 100% ownership stake in each of Janus Capital Management LLC ("Janus Capital"), Janus Capital International Limited ("JCIL"), Perkins Investment Management LLC, Geneva Capital Management LLC, Henderson Global Investors Limited and Janus Henderson Global Investors Australia Institutional Funds Management Limited (each, an "Asset Manager" and collectively, the "Asset Managers"). Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively, the "Managed Portfolios"). The Schedule 13G further reports that as a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 2,471,999 shares or 5.58% of the Company's outstanding common shares held by such Managed Portfolios. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JCIL may be deemed to be the beneficial owner of 671,759 shares or 1.52% of the Company's outstanding common shares held by such Managed Portfolios. However, neither Janus Capital nor JCIL have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and each disclaims any ownership associated with such rights. The principal business address of Janus Henderson is 201 Bishopsgate EC2M 3A3, United Kingdom.

(3)
Consists of (i) 475,000 common shares held by The Vladimir Coric Family Trust 2013, (ii) 440,000 common shares held by The Vladimir Coric Marital Trust 2013 (Elizabeth Ann Coric, Dr. Coric's spouse, serves as the sole trustee of both of the aforementioned trusts) and (iii) 542,500 common shares underlying options that are vested and exercisable within 60 days of March 28, 2019.

(4)	Consists of common shares underlying options that are vested and exercisable within 60 days of March 28, 2019.

(5)
Consists of (i) 1,614 common shares held by JET Ventures LLC, of which Mr. Tilton is a managing member and (ii) 92,477 common shares underlying options that are vested and exercisable within 60 days of March 28, 2019.

(6)	Consists of (i) 4,000 common shares and (ii) 57,403 common shares underlying options that are vested and exercisable within 60 days of March 28, 2019.

(7)	Consists of common shares underlying options that are vested and exercisable within 60 days of March 28, 2019.

(8)
Consists of 55,500 common shares underlying options that are vested and exercisable within 60 days of March 28, 2019 and 1,250 common shares underlying options that are vested and exercisable within 60 days of March 28, 2019 held by Dr. Loren Aguiar, Dr. Eric Aguiar’s spouse.

(9)
Consists of (i) 2,475,101 common shares, (ii) 423,775 common shares underlying options that are vested and exercisable within 60 days of March 28, 2019 and (iii) 107,500 common shares underlying a warrant that was exercised on March 25, 2019. The shares issuable upon the exercise of the warrant were issued after the record date.

(10)
Consists of (i) 2,719,438 common shares, (ii) 423,775 common shares underlying options that are vested and exercisable within 60 days of March 28, 2019 and (iii) 107,500 common shares underlying a warrant that was exercised on March 22, 2019 (which shares were issued after the record date). As of the record date, 415,000 of the common shares held by Mr. Childs were pledged as collateral in connection with a margin account.

(11)
Consists of (i) 373,913 common shares, (ii) 1,014,827 common shares held by the Declan Doogan 2014 Trust (the "Doogan Trust") and (iii) 503,000 common shares underlying options that are vested and exercisable within 60 days of March 28, 2019. Stephen Doogan, Paul Doogan and Jonathan Doogan (the adult sons of Dr. Doogan) are the trustees of the Doogan Trust and share voting and dispositive power with respect to the common shares held thereby. Dr. Doogan is a beneficiary of the Doogan Trust but disclaims any beneficial ownership of the common shares held by the Doogan Trust.

(12)	Consists of common shares underlying options that are vested and exercisable within 60 days of March 28, 2019.

(13)	Mr. Jones had not yet been hired by the Company as an executive officer as of March 28, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities, as well as certain affiliates of such persons, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except (i) Portage Biotech Inc., a former holder of over ten percent of our outstanding common shares, filed a late Form 4 on January 24, 2018 with respect to shares sold pursuant to its Rule 10b5-1 trading plan on January 19, 2018 and (ii) Dr. Aguiar, Dr. Berman, Dr. Coric, Dr. Conway, Mr. Engelhart, Ms. Gentile and Mr. Tilton each did not file a Form 4 with respect to options granted by the Board on November 20, 2018; each reported these option grants on a Form 5 on February 14, 2019. In addition, on April 5, 2019, Mr. Childs and Dr. Bailey each filed a late Form 4 with respect to shares acquired pursuant to the exercise of a warrant, which warrants were exercised by Mr. Childs and Dr. Bailey on March 22 and March 25, 2019, respectively.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
This CD&A describes our executive compensation philosophy, summarizes our 2018 compensation program and discusses how our NEOs were compensated in 2018. Our NEOs for 2018 are set forth in the table below:

NEO	Principal Position and Title
Vlad Coric, M.D.	Chief Executive Officer
James Engelhart	Chief Financial Officer
Charles Conway, Ph.D.	Chief Scientific Officer
Kimberly Gentile	Senior Vice President of Clinical Operations
John Tilton	Chief Commercial Officer
Executive Compensation Guiding Principles and Pay Practices

GUIDING PRINCIPLES

Attract and motivate high-quality executives
▪
Target the median compensation level of our peer group to remain competitive with market practice.
▪
Differentiate compensation by individual, reflecting his or her role, experience, performance and expected contributions.

Pay for performance	▪ Our program includes short-term and long-term performance-based elements. ▪ Total compensation is expected to vary each year and over the long term to reflect our strategic objectives and performance.
Reinforce long-term view of Company performance
▪
A significant portion of incentive compensation is share-based and long-term in focus.
▪
Maintain an Insider Trading and Window Period Policy, which contains a prohibition on hedging and short sales of Company shares.

Strong governance practices	▪ Retain an independent compensation consultant to advise the Compensation Committee.

PAY PRACTICES
What We Do	What We Don’t Do
• Engage an independent compensation consultant	× No perquisites
• Target the median compensation level of our peer group	× No tax gross-ups
• Directly link pay to performance through the use of stock options	× No hedging of Company shares
• Balance incentives for short- and long-term performance goals with a mix of fixed and variable compensation
EXECUTIVE COMPENSATION PROGRAM
In line with our guiding principles described above, the objectives of our compensation program are to attract, retain and motivate our executive officers to meet our long-term goals. To achieve our goal, we provide appropriate levels of risk and reward, assessed on a relative basis to our peers at the executive levels within the Company and in proportion to individual contribution and performance. We establish appropriate incentives for management to further the Company’s long-term strategic goals and avoid emphasis on short-term market value.
The compensation committee of our Board of Directors (the “compensation committee”) reviews compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, the compensation committee considers compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our shareholders, and promote a long-term commitment to the Company. We use the median level of the base salary rate and target annual bonus opportunity of our peer groups as a guideline in setting our executive pay levels (but do not specifically target our compensation to peer group median), and make adjustments to account for personal experience, performance and internal equity. In making our annual equity awards, grants are sized after evaluating and considering the Company’s performance over the fiscal year, each executive’s individual contributions to our accomplishments over the year (based on the executive’s and the CEO’s assessment of their performance) and the size of the award each executive received in the prior fiscal year.
Compensation Committee Role and Process
Our Board has historically determined our executives’ compensation and, since our 2017 initial public offering (“IPO”), has done so after receiving recommendations from our compensation committee. The compensation committee consists of three members of the Board, and each member of the compensation committee is independent (as determined under the independence requirements of the New York Stock Exchange). The compensation committee’s executive compensation duties and policies include the following:

•    Reviewing and approving corporate goals and objectives that reinforce the Company’s long-term strategic goals
•    Evaluating, approving and recommending to the Board for approval, the compensation plans and programs advisable for the Company
•    Establishing policies with respect to equity compensation arrangements
•    Reviewing regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of the Company’s industry
•    Evaluating the efficacy of the Company’s compensation policy and strategy in achieving expected benefits to the Company and otherwise furthering the compensation committee’s policy.

Our compensation committee typically reviews and discusses management's proposed compensation with our CEO for all executives (other than our CEO). The compensation committee has engaged an outside compensation consulting firm, Radford (a division of Aon Corporation), since March 2017 to help with this process, including compiling data related to a peer group of biotech companies. The CEO meets with the compensation committee to review the compensation levels for the Company’s executive-level officers as well as the overall goals for the Company and individuals. Based on those discussions and after receiving recommendations from the CEO and the compensation committee, our Board, in its discretion and without members of management present, discusses and ultimately approves the compensation of our executive officers. The Board makes all final compensation and equity award decisions regarding our NEOs after receiving recommendations from our compensation committee. Our review process emphasizes pay for performance principles to motivate and reward exceptional performance, with the goal of maximizing shareholder value. In general, in making recommendations to the Board, the compensation committee uses the median level of the base salaries and total cash compensation of similarly situated executive officers of companies in our peer group (as described below) as a reference point in setting levels of executive compensation, but also gives employees the opportunity to earn compensation that exceeds median for outstanding effort and performance.
In 2018, the compensation committee again retained Radford to evaluate our executive compensation program. Radford’s engagement for our 2018 fiscal year included assisting the compensation committee with the selection of a peer group of companies for benchmarking purposes, an analysis of our existing executive compensation, including our equity incentive plan and option granting practices, and an analysis of our director compensation policy. The compensation consultant serves at the pleasure of the compensation committee rather than management, and the compensation consultant's fees are approved by the compensation committee.
Use of Peer Group Data
Our compensation committee, in conjunction with management, uses competitive market data from surveys and reports prepared by Radford. We consider market survey data from a peer group of companies that have similar revenue size, market capitalization, brand value, products, or markets, or with which we compete for executive talent. For purposes of setting executive compensation for 2018, the companies in our peer group consisted of the following:

Aimmune Therapeutics	Edge Therapeutics	Reata Pharmaceuticals
Akebia Therapeutics	Intra-Cellular Therapies	Syros Pharmaceuticals
Alder Biopharmaceuticals	Minerva Neurosciences	Versartis
Ardelyx	MyoKardia	Voyager Therapeutics
Atara Biotherapeutics	Paratek Pharmaceuticals	XBiotech
Cara Therapeutics	Protagonist Therapeutics	Zynerba Pharmaceuticals
Concert Pharmaceuticals	Ra Pharmaceuticals
In April 2018, Radford presented the compensation committee with data about the compensation paid by our peer group of companies and other employers who we believe compete with us for executives and updated the Compensation Committee on new developments in areas that fall within the compensation committee’s functions and responsibilities.
2018 EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Our executive compensation program is aligned with our long-term goals and is intended to attract and retain top talent, reward business performance and maximize shareholder value. Our view of performance reflects the individual’s ability to execute our business objectives in a collaborative and goal-driven environment. Our total compensation program for NEOs is competitive with our peer companies and is comprised of the following key elements:

•	Annual Base Salary: Reflects the executive’s abilities, experience, roles, and responsibilities

•	Annual Cash Incentive: Performance-based annual cash incentive based on Company financial results and individual performance

•	Long-Term Incentive: Stock options to align the interests of executives with those of shareholders

•
Employee Benefits: Executives are generally eligible for the same competitive benefits as other employees in the United States, including Company-paid medical, dental, and vision insurance, paid time off and matching contributions to the Company’s 401(k) plan

•	Severance Protection: Certain of our NEOs are eligible for post-termination severance protection under their employment agreements
The compensation committee reviews and recommends to the Board the appropriate target compensation mix for each NEO, taking into account the executive’s success in achieving their individual performance goals and objectives and the corporate performance goals and objectives that are relevant to the executive officer. We do not apply fixed ratios or formulas, or rely solely on market data or quantitative measures.

To achieve our long-term business goals, we emphasize a culture of pay for performance. We provide our executives with equity-based incentives in order to maintain focus on creating long-term value and to ensure alignment with shareholders.
Annual Base Salary
Annual base salaries are intended to provide a fixed component of compensation to our NEOs, reflecting their skill sets, experience, roles and responsibilities. Our compensation committee is generally responsible for reviewing and recommending the appropriate base salary for executives to the Board for approval.
We and our wholly owned subsidiary, Biohaven Pharmaceuticals, Inc., have each entered into employment agreements with Dr. Coric and Mr. Engelhart. We have also entered into an employment agreement with Mr. Tilton and Biohaven Pharmaceuticals, Inc. has entered into an offer letter with Dr. Conway and an employment agreement with Ms. Gentile. Each of the employment agreements with Dr. Coric, Mr. Engelhart and Ms. Gentile and Dr. Conway’s offer letter establish an initial annual base salary; however, base salaries are generally determined, approved and reviewed periodically by our Board in order to compensate our NEOs for the satisfactory performance of duties to our company.
The following table presents the base salaries for each of our named executive officers during 2018. The 2018 base salaries became effective on January 1, 2018. In determining the below base salary increases, the committee considered the NEOs’ base salary levels in comparison to the peer group (which, for CEO and CFO, were below the median level of our peer group), along with the Company’s outstanding performance in 2017 (including the successful completion of our initial public offering, the number of ongoing clinical trials and the significant number of regulatory dossiers prepared and submitted by the Company). In recognition of those factors, the compensation committee determined that base salary increases for each of Dr. Coric, Mr. Engelhart and Dr. Conway were warranted to bring their base salary levels closer to the median in our peer group and in recognition of their high levels of individual performance in 2017.

Name	2018 Annual Base Salary	Increase from 2017
Vlad Coric, M.D.	$500,040	11.1%
James Engelhart	$380,800	12%
Charles Conway, Ph.D.	$334,960	6%
Kimberly Gentile	$323,750	—(1)
John Tilton	$309,000	—(1)

(1)	Ms. Gentile and Mr. Tilton were not NEOs prior to 2018, so their 2017 base salaries are not disclosed.
Annual Cash Incentive
We seek to motivate and reward our executive officers for achievements relative to our corporate goals and expectations for each fiscal year.

Dr. Coric and Mr. Engelhart each have a target bonus opportunity specified in his respective employment agreement with Biohaven Pharmaceuticals, Inc., defined as a percentage of his annual salary. Dr. Conway’s, Ms. Gentile’s and Mr. Tilton’s target bonus opportunities for 2018 were determined by the Board, upon recommendation by the Compensation committee. For 2018, the target bonuses were as follows:

Name	2018 Target Bonus (% of Salary)
Vlad Coric, M.D.	50%
James Engelhart	35%
Charles Conway, Ph.D.	35%
Kimberly Gentile	35%
John Tilton	35%
The compensation committee reviewed the Company’s 2018 performance and the individual performance of each NEO with Dr. Coric (note that Dr. Coric does not participate in discussions on his own pay), including individual contributions and accomplishments during the year, and recommended to the Board the bonus amounts to be paid to each NEO for 2018 performance. The compensation committee reviewed Dr. Coric’s 2018 performance and recommended his bonus amount to the Board. The Board, following the recommendation of the compensation committee, determined to pay the following bonuses to each of our named executive officers in December 2018:

Name	2018 Actual Bonus ($)	Percentage of Bonus Target
Vlad Coric, M.D.	$437,500	175%
James Engelhart	$233,240	175%
Charles Conway, Ph.D.	$205,163	175%
Kimberly Gentile	$198,297	175%
John Tilton	$162,225	120%
In determining the amount of the above actual bonuses paid to our NEOs, the committee considered the Company’s outstanding performance in 2018, including completion of the Royalty Pharma transaction, the ongoing success of a number of clinical trials in various stages, and the BMS buy-back. The committee also considered their assessment of the individual performance of each NEO with respect to the Company’s successes, along with individual self-evaluations completed by each of the NEOs. The committee determined that each NEO had earned a discretionary annual bonus at or above their applicable target, based on their and the Company’s outstanding achievements. In particular, the committee recommended to the Board that the annual bonuses for Dr. Coric, Mr. Engelhart, Dr. Conway and Ms. Gentile be paid at 175% of their respective bonus targets due to their exceptional contributions to the Company’s successes in 2018.
Long-Term Incentives
Our equity-based incentive awards are designed to align our directors’, executives’ and employees’ interests with those of our shareholders. Prior to our IPO, our Board was responsible for approving equity grants. Following the completion of our IPO, our compensation committee became responsible for reviewing and recommending to the Board approving equity grants. Vesting of equity awards is generally tied to continuous service with the Company and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.
In determining the size of the equity awards made to the NEOs, Dr. Coric reviews the NEOs’ individual self-assessments of their own performance over the prior year and makes his own assessment of each individual’s performance. Based on those assessments and on the Company’s performance over the prior fiscal year, Dr. Coric recommends the equity grants to be made to each NEO (other than himself) to the compensation committee. The compensation committee considers Dr. Coric’s assessments and input and makes a final recommendation to the Board as to size of the equity grants to awarded to each NEO. The compensation committee reviews Dr. Coric’s performance and recommends the size of his equity grant to the Board. Our Board makes the final assessment of performance and ultimately has the authority to approve and award equity grants based on the compensation committee’s recommendation.
Prior to our IPO, we granted all equity awards pursuant to the 2014 Equity Incentive Plan (the “2014 Plan”). Following our IPO, all equity awards have been granted pursuant to our 2017 Equity Incentive Plan (the “2017 Plan”). All of the Company’s currently outstanding equity awards have been made in the form of stock options and are granted with a per share exercise price equal to no less than the fair market value of a common share on the date of the grant of such award. Stock options are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company (as executives are only rewarded if the market price of our shares rises) and, hence, the price of our common shares. When determining the size of the grants, as described above, the compensation committee generally considers Dr. Coric’s recommendations and a number of other factors, including the Company’s performance, individual performance, competitive market data as described in “Use of Peer Group Data” and the NEO’s position and responsibilities in the Company.
Options granted to our executives generally vest over a multi-year period. To promote executive retention, unvested options generally are forfeited if the employee leaves the Company before vesting occurs and vested options must be exercised within three months after termination of employment.
2018 Equity Grants
In November 2018, based on the Company’s performance during the 2018 fiscal year, the compensation committee recommended to the Board, after discussion with the CEO (other than with respect to his own pay), that annual equity grants of stock options be made to our NEOs. In determining the number of options granted to our NEOs in respect of 2018 performance, the committee and Board again considered the Company’s outstanding performance in 2018 and the individual contributions by each NEO, based on their own self-assessments and the assessment of their supervisor, the CEO (other than with respect to his own performance, which was assessed by the compensation committee). The number of options granted to each NEO on November 20, 2018 with respect to their 2018 compensation and performance were as follows:

Name	Number of Options Granted
Vlad Coric, M.D.	200,000
James Engelhart	75,000
Charles Conway, Ph.D.	65,000
Kimberly Gentile	65,000
John Tilton	30,000
The NEOs’ 2018 option grants will vest in four equal installments on November 20th of each of 2019, 2020, 2021 and 2022, subject to the grantee’s continued employment through each vesting date. In order for the NEOs to realize any value from their option grants, the Company’s share price must appreciate, thus aligning our executives’ long-term economic interests with those of our shareholders.
OTHER PRACTICES, POLICIES AND GUIDELINES
Personal Benefits
The Company does not provide tax gross-ups, perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for life, medical and dental insurance for all of our employees, including our named executive officers.

Retirement Benefits
The Company also sponsors a tax-qualified 401(k) retirement plan in which our eligible employees are entitled to participate on the same basis as other plan participants. We match contributions by our employees for the year, up to 4% of their pay (not to exceed the IRS compensation limit), including our named executive officers, to our 401(k) plan.
Employment Agreements and Offer Letters
The Company and our wholly owned subsidiary, Biohaven Pharmaceuticals, Inc., have each entered into employment agreements with Dr. Coric, Mr. Engelhart, and Mr. Tilton. Biohaven Pharmaceuticals, Inc. also entered into an employment agreement with Ms. Gentile and an offer letter with Dr. Conway. Each of the employment agreements with Dr. Coric, Mr. Engelhart and Mr. Tilton provides for an initial three-year term of employment, with automatic one-year renewal periods, unless either party provides notice of non-renewal at least 90 days before the renewal date. Ms. Gentile’s employment agreement does not contain a set term of employment. Each named executive officer's employment is “at-will” and may be terminated at any time by us or Biohaven Pharmaceuticals, Inc., respectively and as applicable, or by the executive.
Termination and Change in Control Benefits
Consistent with our peer companies, we provide severance benefits to certain of our NEOs. Pursuant to their respective employment agreements, Dr. Coric, Mr. Engelhart, Ms. Gentile and Mr. Tilton are each entitled to severance payments if his or her employment is terminated under specified circumstances. Dr. Conway’s offer letter does not contain severance entitlements on a termination of his employment.
Employment Agreements with Biohaven Pharmaceutical Holding Company Ltd.
Under the employment agreements with each of Dr. Coric, Mr. Engelhart and Mr. Tilton, if we terminate his employment or fail to elect the executive to his respective officer position, or if the executive's employment is terminated due to death or disability, the executive is entitled to a lump sum severance payment in the amount of $350,000 for Dr. Coric, $290,000 for Mr. Engelhart and $132,500 for Mr. Tilton. Under the employment agreements, all stock options held by each of Dr. Coric, Mr. Engelhart and Mr. Tilton will be deemed to be fully vested and exercisable on his termination date, and the exercise period of such stock options will be extended for a period of two years following the termination date (or if earlier, the end of the term of the award). These severance payments are in addition to any severance payments due to the named executive officers under their agreements with Biohaven Pharmaceuticals, Inc., as described below.
Employment Agreements with Biohaven Pharmaceuticals, Inc.
Under the employment agreements between our wholly owned subsidiary, Biohaven Pharmaceuticals, Inc., and each of Dr. Coric and Mr. Engelhart, if the executive's employment with Biohaven Pharmaceuticals, Inc. is terminated without “just cause,” due to death or disability, or if the executive terminates his employment for “Good Reason,” each in the absence of a “Change in Control," subject to the execution and non-revocation of a release of claims against the Company, the executive is entitled to receive severance payments, in equal monthly installments at the applicable base salary rate in effect on the first day of the calendar month immediately preceding the termination date, for 15 months following termination for Dr. Coric and for 12 months following termination for Mr. Engelhart. In addition, upon such termination, each executive is entitled to continued health and life insurance coverage during the period during which the executive receives severance payments, reduced to the extent the executive receives comparable benefits elsewhere during the period. In addition, under the employment agreements, the stock options granted to each of Dr. Coric and Mr. Engelhart prior to the Company’s IPO would become fully vested and exercisable upon such termination, and remain exercisable for 24 months following the date of the NEO’s termination. Upon termination due to disability, the amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies.

Under the employment agreements between Biohaven Pharmaceuticals, Inc. and each of Dr. Coric and Mr. Engelhart, if the executive's employment with Biohaven Pharmaceuticals, Inc. is terminated without “just cause,” due to death or disability, or if the executive terminates his employment for “Good Reason,” each within 12 months following a “Change in Control,” subject to the execution and non-revocation of a release of claims against Biohaven Pharmaceuticals, Inc., the executive will be entitled to receive severance payments, at the applicable base salary rate in effect, and bonus at the full target bonus percentage (or, for Dr. Coric, 1.5x his target bonus percentage), in equal monthly installments, for 18 months following termination of Dr. Coric and for 12 months following termination of Mr. Engelhart. In addition, upon such termination, each executive is entitled to continued health and life insurance coverage during the period during which the executive receives severance payments, reduced to the extent the executive receives comparable benefits elsewhere during the severance period. All time-based vesting equity awards held by the executive as of the date of his termination will be deemed to be fully vested and exercisable on the termination date, and the executive may exercise such awards for 12 months following the termination date (or if earlier, the end of the term of the award). Performance awards will be governed by the terms of the applicable award agreement. Upon termination due to disability, the amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies.
Under the employment agreements with Ms. Gentile and Mr. Tilton, if Biohaven Pharmaceuticals, Inc. terminates their employment without “Cause” or if the executive terminates his or her employment for “Good Reason”, they are entitled to an amount equal to six months portion of their base salary, to be paid consistent with the Company’s normal payroll schedule over six months. Neither of the employment agreements with Ms. Gentile or Mr. Tilton contain differing severance entitlements before or after a change in control.
Long-Term Incentive Awards
Under the terms of the 2017 Plan, unless otherwise provided under the terms of an applicable award agreement, if the surviving corporation or a successor corporation does not assume or substitute any outstanding awards upon a Change in Control, the outstanding awards will fully vest, with any performance goals or other vesting criteria achieved at target levels. Under the 2014 Plan, unless otherwise provided under the terms of the applicable award agreement, the committee retains discretion to provide for the appropriate treatment of awards upon a Change in Control, including providing for immediate vesting of all outstanding options, the replacement or repurchase of outstanding awards, and/or providing for a cash payment for outstanding options. The award agreements for time-based options under the 2014 Plan provide for vesting upon a Change in Control (as defined in the 2014 Plan). However, the compensation committee has determined that all outstanding time-vested option awards would vest upon a Change in Control (as defined in the 2017 Plan).
Additional information regarding the compensation and benefits that may be payable to our NEOs upon a termination of employment is contained below in “Potential Payments upon Termination or Change-in-Control”.
Hedging
The Trading Policy prohibits transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common shares, including transactions involving options, puts, calls, or other derivative securities tied to the Company’s common shares. For more information on the Trading Policy, see the section entitled "Information Regarding the Board of Directors and Corporate Governance — Prohibition Against Hedging."
Risk Assessment
The Company has established executive compensation programs and practices that measure performance and are paid on both a short-term and long-term basis in order to ensure that our executives are not focused on short-term gains that may jeopardize or otherwise risk the long-term health of the Company.

Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the amount a public company may deduct for compensation paid to the Company’s “covered employees,” which include our named executives. Prior to 2018, this limit did not apply to compensation that qualified as “performance-based compensation”. The Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception (other than compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that qualifies for transition relief). The compensation committee continues to consider the deductibility of compensation, including in light of the changes to Section 162(m). However, the primary goals of our executive compensation programs are to attract, incentivize and retain key employees and align pay with performance, and the compensation committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.
COMPENSATION COMMITTEE REPORT
The compensation committee of the Board of Directors of Biohaven Pharmaceutical Holding Company Ltd, on behalf of the Board, establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the business objectives. In fulfilling its oversight responsibilities, the compensation committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth in this proxy statement.
In reliance on the review and discussions referred to above, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s proxy statement to be filed in connection with the Company’s 2019 annual meeting of shareholders.
THE COMPENSATION COMMITTEE
Robert Repella RPh, MBA, Chairperson
Declan Doogan, M.D.
Julia P. Gregory

2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Vlad Coric, M.D.
Chief Executive Officer	2018	500,000	437,500	6,904,000	12,500	7,854,000
	2017	420,892	337,500	3,086,473	10,800	3,855,665
	2016	350,000	245,000	189,428	0	784,428
James Engelhart
Chief Financial Officer	2018	380,800	233,240	2,589,000	14,028	3,217,068
	2017	327,003	178,500	1,991,700	13,080	2,510,283
	2016	222,592	137,025	118,298	4,908	482,823
Charles Conway, Ph.D.(6)
Chief Scientific Officer	2018	334,960	205,163	2,243,800	8,932	2,792,855
	2017	305,883	191,900	1,118,433	9,932	1,626,148
Kimberly Gentile(7)
SVP, Clinical Operations	2018	327,250	198,297	2,243,800	15,192	2,784,539
John Tilton(7)
Chief Commercial Officer	2018	309,000	162,225	1,035,600	18,849	1,525,674

(1)
Salary amounts represent actual amounts paid for the indicated year. See the section entitled “Compensation Discussion & Analysis—2018 Executive Compensation Program in Detail—Annual Base Salary” for a description of adjustments to base salaries made during the year.

(2)	These amounts were paid to the executive by Biohaven Pharmaceuticals, Inc., which, as of December 31, 2018, is our wholly owned subsidiary.

(3)
The amounts reflect the discretionary bonuses paid for performance during 2016, 2017 and 2018, as discussed further above under “—Compensation Discussion and Analysis—The 2018 Executive Compensation Program in Detail—Annual Cash Incentive.”

(4)
The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. The assumptions we used in valuing the stock option awards are described in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(5)	The amounts consist of Company contributions to the executive officer’s account under our 401(k) plan.

(6)	No 2016 compensation information is included for Dr. Conway, as he became an employee of the Company in 2017.

(7)	Amounts only include those paid in 2018, as Ms. Gentile and Mr. Tilton were not NEOs in 2016 or 2017.

GRANTS OF PLAN-BASED AWARDS IN 2018
The table below summarizes the equity and non-equity awards granted to the NEOs in 2018.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Vlad Coric	11/20/18	200,000	32.42	6,904,000
James Engelhart	11/20/18	75,000	32.42	2,589,000
Charles Conway	11/20/18	65,000	32.42	2,243,800
Kimberly Gentile	11/20/18	65,000	32.42	2,243,800
John Tilton	11/20/18	30,000	32.42	1,035,600

(1)
The amounts in this column represent the number of time-vested stock options awarded to each NEO in 2018. The options vest in four equal installments on November 20, 2019, 2020, 2021 and 2022, subject to the executive’s continued service as of each applicable vesting date.

(2)	The amounts in this column represent the grant date fair value of option awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information about outstanding stock options held by each of our NEOs as of December 31, 2018.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Vlad Coric, M.D.	250,000	—	0.61	11/25/2024
	100,000	—	5.60	10/22/2025
	75,000	—	5.60	10/22/2025
	37,500	12,500(1)	9.29	12/14/2026
	20,000	20,000(2)	10.82	04/05/2027
	50,000	150,000(3)	20.79	12/06/2027
	—	200,000(7)	32.42	11/20/2028
James Engelhart	17,500	—	0.61	11/25/2024
	25,000	—	5.60	10/22/2025
	23,418	7,807(1)	9.29	12/14/2026
	89,094	29,698(4)	9.29	01/30/2027
	20,000	20,000(2)	10.82	04/05/2027
	19,566	58,698(3)	20.79	12/07/2027
	—	75,000(7)	32.42	11/20/2028
Charles Conway, Ph.D.	40,500	13,500(5)	9.29	12/14/2026
	2,500	2,500(2)	10.82	04/05/2027
	2,500	7,500(6)	37.54	09/05/2027
	10,653	31,959(3)	20.79	12/06/2027
	—	65,000(7)	32.42	11/20/2028
Kimberly Gentile	25,000	—	0.61	11/25/2024
	25,000	—	5.6	10/22/2025
	17,625	5,875(1)	9.29	12/14/2026
	12,500	12,500(2)	10.82	04/05/2027
	2,500	7,500(6)	37.54	09/05/2027
	10,653	31,959(3)	20.79	12/06/2027
	—	65,000(7)	32.42	11/20/2028
John Tilton	15,750	5,250(1)	9.29	12/14/2026
	59,094	29,698(9)	9.29	01/30/2027
	2,000	2,000(2)	10.82	04/05/2027
	5,435	16,305(3)	20.79	12/06/2027
	—	30,000(7)	32.42	11/20/2028

(1)	The unvested shares underlying this option vest on December 15, 2019, subject to the executive’s continued service as of such date.

(2)	Half of the unvested shares underlying this option vested on April 5, 2019 and the remaining half will vest on April 5, 2020, subject to the executive’s continued service as of such vesting date.

(3)	The unvested shares underlying this option vest in three equal installments on December 7, 2019, 2020 and 2021, subject to the executive’s continued service as of each applicable vesting date.

(4)	The unvested shares underlying this option vested on January 31, 2019.

(5)	The unvested shares underlying this option vest on December 15, 2019, subject to Dr. Conway’s continued service as of such vesting date.

(6)	The unvested shares underlying this option vest in three equal installments on September 5, 2019, 2020 and 2021, subject to the executive’s continuous service as of each applicable vesting date.

(7)	The unvested shares underlying this option vest in four equal installments on November 20, 2019, 2020, 2021 and 2022, subject to the executive’s continued service as of each applicable vesting date.

(8)	Half of the unvested shares underlying this option vested on January 31, 2019 and the remaining half will vest on January 31, 2020, subject to Mr. Tilton’s continued service as of such vesting date.
OPTION EXERCISES AND STOCK VESTED IN 2018
The table below summarizes, for each NEO, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share on the NYSE of our common shares and the exercise price on the date of exercise).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Vlad Coric, M.D.	—	—	—	—
James Engelhart	15,000	486,173	—	—
Charles Conway, Ph.D	—	—	—	—
Kimberly Gentile	27,500	960,142	—	—
John Tilton	—	—	—	—
PENSION BENEFITS IN 2018
The Company does not maintain any defined benefit pension plans.
NONQUALIFIED DEFERRED COMPENSATION IN 2018
The Company does not maintain any nonqualified deferred compensation plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table describes the potential payments and benefits that would have been payable to our NEOs assuming a termination of employment and/or a change in control occurred, in each case on December 31, 2018. The actual amount to be paid to each NEO upon a termination or change in control may vary significantly from the amounts included herein. For a description of the applicable agreements reflected in the table below, see the sections entitled “Compensation Discussion and Analysis—Other Practices, Policies and Guidelines—Employment Agreements and Offer Letters” and “Compensation Discussion and Analysis—Other Practices, Policies and Guidelines—Termination and Change in Control Benefits.”

NEO	Severance ($)		Benefits ($)		Accelerated Options ($)(1)		Total ($)
Vlad Coric, M.D.
Change in Control	—		—		4,209,825	(6)	4,209,825
Qualifying Termination	975,050	(2)	40,394	(5)	4,209,825	(7)	5,225,269
Qualifying CIC Termination	1,475,090	(3)	48,473	(5)	4,209,825	(6)(7)	5,733,388
Death or Disability	975,050	(4)	40,394	(5)	4,209,825	(7)	5,225,269
James Engelhart
Change in Control	—		—		2,854,034	(6)	2,854,034
Qualifying Termination	670,800	(8)	30,383	(5)	2,854,034	(7)	3,555,217
Qualifying CIC Termination	804,080	(9)	30,383	(5)	2,854,034	(6)(7)	3,688,497
Death or Disability	670,800	(10)	30,383	(5)	2,854,034	(7)	3,555,217
Charles Conway, Ph.D.
Change in Control	—		—		1,253,031	(6)	1,253,031
Qualifying Termination	—		—		—		—
Qualifying CIC Termination	—		—		1,253,031	(6)	1,253,031
Death or Disability	—		—		—		—
Kimberly Gentile
Change in Control	—		—		1,303,495	(6)	1,303,495
Qualifying Termination	161,875	(11)	—		—		161,875
Qualifying CIC Termination	161,875	(11)	—		1,303,495	(6)	1,465,370
Death or Disability	—		—		—		—
John Tilton
Change in Control	—		—		1,420,808	(14)	1,420,808
Qualifying Termination	287,000	(12)	14,825 (5)		1,420,808	(14)	1,722,633
Qualifying CIC Termination	287,000	(12)	14,825 (5)		1,420,808	(6)(14)	1,722,633
Death or Disability	287,000	(13)	14,825 (5)		1,420,808	(14)	1,722,633

(1)
These amounts reflect the value of the acceleration of unvested option awards, assuming the acceleration occurred on December 31, 2018, and based on the difference between (i) the applicable option exercise price and (ii) the closing price of our common shares on the NYSE on such date ($36.98).

(2)
Dr. Coric is entitled to a lump sum severance payment of $350,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. if he is terminated or is not elected to his position. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Dr. Coric is terminated without “just cause” or if he resigns for “Good Reason”, in either case not in connection with a change in control (each of which we refer to as a “Qualifying Termination”), he is entitled to receive severance payments equal to his then-current annual base salary for 15 months following termination.

(3)
Dr. Coric is entitled to a lump sum severance payment of $350,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. if he is terminated from his position or is not elected to his position. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Dr. Coric is terminated without “just cause” or if he resigns for “Good Reason”, in either case within 12 months of a change in control (each of which we refer to as a “Qualifying CIC Termination”), he is entitled to receive severance payments equal to his then-current annual base salary rate plus an amount equal to 150% of his target bonus in equal monthly installments, for 18 months following termination.

(4)
Dr. Coric is entitled to a lump sum severance payment of $350,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. upon his termination due to death or disability. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Dr. Coric is terminated due to death or disability, he is entitled to receive severance payments equal his then-current annual base salary for 15 months following termination. The amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.’s disability insurance policies, however, no such reduction is assumed for purposes of the tables above.

(5)
The amount reported represents the cost of continued health and life insurance coverage during the period for which the executive receives severance payments pursuant to the executive’s employment agreement with Biohaven Pharmaceuticals, Inc. Dr. Coric, Mr. Engelhart and Mr. Tilton would be entitled to payment of their premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, however, for purposes of this table, the cost of such coverage to the Company as of December 31, 2018 was used.

(6)
All outstanding time-vested option awards granted under the 2014 Plan would vest upon a Change in Control (as defined in the 2014 Plan). The compensation committee has determined that all outstanding time-vested option awards granted under the 2017 Plan would vest upon a Change in Control (as defined in the 2017 Plan).

(7)
The amount reported represents the value of the accelerated vesting of the executive’s outstanding option awards as of December 31, 2018. Upon such a termination of employment, the executive is entitled to immediate vesting of all outstanding time-vested option awards pursuant to his employment agreements with Biohaven Pharmaceutical Holding Company Ltd. and Biohaven Pharmaceuticals, Inc.

(8)
Mr. Engelhart is entitled to a lump sum severance payment of $290,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. if he is terminated or is not elected to his position. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Engelhart experiences a Qualifying Termination, he is entitled to receive severance payments equal to his then-current annual base salary for 12 months following termination.

(9)
Mr. Engelhart is entitled to a lump sum severance payment of $290,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. if he is terminated from his position or is not elected to his position. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Engelhart experiences a Qualifying CIC Termination, he is entitled to receive severance payments equal to his then-current annual base salary rate plus an amount equal to 100% of his target bonus in equal monthly installments, for 12 months following termination.

(10)
Mr. Engelhart is entitled to a lump sum severance payment of $290,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. upon his termination due to death or disability. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Engelhart is terminated due to death or disability, he is entitled to receive severance payments equal to his then-current annual base salary for 12 months following termination. The amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.’s disability insurance policies, however, no such reduction is assumed for purposes of the tables above.

(11)	Ms. Gentile is entitled to receive severance payments equal to six months of her base salary following termination.

(12)
Mr. Tilton is entitled to a lump sum severance payment of $132,500 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. if he is terminated from his position or is not elected to his position. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Tilton experiences a Qualifying Termination, he is entitled to receive severance payments equal to six months of his base salary following termination.

(13)
Mr. Tilton is entitled to a lump sum severance payment of $132,500 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. upon his termination due to death or disability. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals Inc., if Mr. Tilton is terminated due to disability, he is entitled to receive severance payments equal to six months of his base salary following termination. The amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies, however, no such reduction is assumed for purposes of the tables above.

(14)
The amount reported represents the value of the accelerated vesting of Mr. Tilton’s outstanding option awards as of December 31, 2018. Upon such a termination of employment, Mr. Tilton is entitled to immediate vesting of all outstanding time-vested option awards pursuant to his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. and Biohaven Pharmaceuticals, Inc.

DIRECTOR COMPENSATION
DIRECTOR COMPENSATION TABLE
The following table shows for the fiscal year ended December 31, 2018 certain information with respect to the compensation of all non-employee directors of the Company. Dr. Coric, our chief executive officer, is also a director but did not receive any additional compensation for his services as a director. Dr. Coric’s compensation is set forth in the “Executive Compensation” section.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Declan Doogan, M.D.	85,000	621,360 (4)	—	706,360
Eric Aguiar, M.D.	38,750	621,360 (5)	2,500	662,610
Gregory H. Bailey, M.D.	36,277	621,360 (6)	2,500	660,137
Robert Repella, RPh, MBA	16,625	1,242,720 (7)	—	1,259,345
John W. Childs	36,277	621,360 (8)	2,500	660,137
Julia Gregory	58,750	621,360 (9)	2,083	682,193
Albert Cha (10)	38,438	—	2,500	40,937

(1)
The amounts in the table reflect pro-rated amounts from January 1, 2018 through December 31, 2018 or, in the case of Mr. Repella, from the time of his election to the Board in September 2018 through December 31, 2018 or, in the case of Dr. Cha, from January 1, 2018 through the time of his resignation from the Board in September 2018.

(2)
This column reflects the full grant date fair value for awards granted during the year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. The assumptions we used in valuing the stock option awards are described in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)	This column reflects a true-up amount paid in cash during fiscal year 2018 but related to fees earned in 2017.

(4)	On May 1, 2018, Dr. Doogan received an option grant to purchase 18,000 common shares at an exercise price of $28.76 per share. The shares underlying this option will vest on May 1, 2019.

(5)	On May 1, 2018, Dr. Aguiar received an option grant to purchase 18,000 common shares at an exercise price of $28.76 per share. The shares underlying this option will vest on May 1, 2019.

(6)	On May 1, 2018, Dr. Bailey received an option grant to purchase 18,000 common shares at an exercise price of $28.76 per share. The shares underlying this option will vest on May 1, 2019.

(7)
On September 7, 2018, Mr. Repella received an option grant to purchase 36,000 common shares at an exercise price of $35.50 per share. The shares underlying this option vest in three annual installments on each of September 7, 2019, 2020 and 2021, subject to Mr. Repella’s continuous service through each vesting date.

(8)	On May 1, 2018, Mr. Childs received an option grant to purchase 18,000 common shares at an exercise price of $28.76 per share. The shares underlying this option will vest on May 1, 2019.

(9)	On May 1, 2018, Ms. Gregory received an option grant to purchase 18,000 common shares at an exercise price of $28.76 per share. The shares underlying this option will vest on May 1, 2019.

(10)	Effective September 7, 2018, Dr. Cha resigned from the Board.
Narrative to Director Compensation Table
Annual Cash Compensation
Under our director compensation policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of the Board and the chair of each committee receive an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board. The retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as follows:

Annual Board Service Retainer
All non-employee directors	$35,000
Non-executive Chairman of the Board (in addition to non-employee director service retainer above)	$30,000
Annual Committee Member Service Retainer
Member of the Audit Committee	$7,500
Member of the Compensation Committee	$5,000
Member of the Nominating and Corporate Governance Committee	$3,750
Annual Committee Chair Service Retainer
(in addition to Committee Member Service Retainer above):
Chair of the Audit Committee	$7,500
Chair of the Compensation Committee	$5,000
Chair of the Nominating and Corporate Governance Committee	$3,750
We also continue to reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings.
Annual Equity Compensation
The equity compensation set forth below is granted under the 2017 Plan. All stock options granted under this plan and the director compensation policy are nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the 2017 Plan) of the underlying common shares on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the 2017 Plan).
Initial Equity Grant
On (a) May 9, 2017, which is referred to as the effective date, for each non-employee director who is serving on the Board as of such date, or (b) the date of the non-employee director’s initial election to the Board, for each non-employee director who is first elected to the Board following the effective date (or, if either such date in (a) or (b) is not a market trading day, the first market trading day thereafter), the non-employee director will be automatically, and without further action by the Board or compensation committee of the Board, granted a stock option to purchase 36,000 common shares. The common shares subject to each stock option will vest in three equal annual installments, beginning on the first anniversary of the grant date, subject to the non-employee director’s Continuous Service (as defined in the 2017 Plan) through each such vesting date.
Annual Equity Grant
On the date of each annual shareholder meeting held after the effective date, each non-employee director who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or compensation committee of the Board, granted a stock option to purchase 18,000 common shares. The shares subject to each stock option will vest in full on the earlier of (a) the first anniversary of the applicable annual shareholder meeting at which the option was granted or (b) the date of the annual shareholder meeting following the annual shareholder meeting at which the option was granted, in each case subject to the non-employee director’s Continuous Service (as defined in the 2017 Plan) through such vesting date.
Our director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our shareholders.
Non-Employee Director Equity Outstanding at 2018 Year End
The following table provides information about outstanding stock options and warrants held by each of our non-employee directors as of December 31, 2018.

Name	Option Awards	Guarantor Warrants (6)
Declan Doogan, M.D.	523,000 (1)	—
Eric Aguiar, M.D.	173,476 (2)	—
Gregory H. Bailey, M.D.	438,200 (3)	107,500
Robert Repella, RPh, MBA	36,000 (4)	—
John W. Childs	438,200 (3)	107,500
Julia Gregory	54,000 (5)	—

(1)
These option awards consist of (a) an option to purchase 250,000 common shares, which is fully vested, (b) an option to purchase 175,000 common shares, which is fully vested, (c) an option to purchase 50,000 common shares, of which 37,500 shares are vested and the remaining 12,500 shares will vest on December 15, 2019, (d) an option to purchase 30,000 common shares, of which 22,500 shares are vested and the remaining 7,500 shares will vest on April 6, 2020 and (e) an option to purchase 18,000 common shares, all of which will vest on May 1, 2019.

(2)
These option awards consist of (a) an option to purchase 30,000 common shares, of which 22,500 shares are vested and the remaining 7,500 shares will vest on December 15, 2019, (b) an option to purchase 20,000 shares, of which 15,000 shares are vested and the remaining 5,000 shares will vest on April 6, 2020 and (c) an option to purchase 18,000 common shares all of which will vest on May 1, 2019. It also includes option awards granted to Dr. Loren Aguiar, Dr. Eric Aguiar’s spouse. Dr. Loren Aguiar’s option awards consist of (a) an option to purchase 30,000 common shares, which will vest in four equal installments on November 20, 2019, 2020, 2021 and 2022, (b) an option to purchase 30,436 common shares, of which 7,609 shares are vested and the remaining 22,827 shares will vest in three equal installments on December 7, 2019, 2020, and 2021, (c) an option to purchase 5,000 common shares, of which 1,250 shares are vested and the remaining 3,750 will vest in three equal installments on September 5, 2019, 2020 and 2021, and (d) an option to purchase 40,000 common shares, of which 10,000 shares are vested and the remaining 30,000 shares will vest in three equal installments on July 5, 2019, 2020, and 2021.

(3)
These option awards consist of (a) an option to purchase 212,500 common shares which is fully vested, (b) an option to purchase 150,000 common shares, which is fully vested, (c) an option to purchase 37,700 common shares, of which 28,275 shares are vested and the remaining 9,425 shares will vest on December 15, 2019, (d) an option to purchase 20,000 common shares, of which 15,000 shares are vested and the remaining 5,000 shares will vest on April 6, 2020 and (e) an option to purchase 18,000 common shares, all of which will vest on May 1, 2019.

(4)
Consists of an option to purchase 36,000 common shares, all of which will vest in three annual installments on each of September 7, 2019, 2020, and 2021, subject to Mr. Repella’s continuous service through each vesting date.

(5)
Consists of (a) an option to purchase 36,000 common shares, of which 12,000 shares are vested and the remaining 24,000 shares will vest in two equal installments on August 2, 2019 and 2020 and (b) an option to purchase 18,000 common shares, all of which will vest on May 1, 2019.

(6)
We issued a warrant to each of Mr. Childs and Dr. Bailey to purchase 107,500 of our common shares at an exercise price of $9.2911 per share in exchange for their guaranties relating to a past credit agreement. The warrants were exercised on March 22 and March 25, 2019, respectively. The shares were issued after the record date.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows information regarding our equity compensation plans as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)(1)
Equity compensation plans approved by security holders	7,615,930	$15.66	1,431,023
Equity compensation plans not approved by security holders	—	—	—
Total	7,615,930	$15.66	1,431,023

(1)
Consists of (i) 731,307 shares related to the 2017 Plan and (ii) 699,716 shares related to the 2017 Employee Stock Purchase Plan (the "ESPP"). Pursuant to the terms of the Company’s 2017 Plan, an additional 1,767,901 shares were added to the number of available shares under the 2017 Plan effective January 1, 2019. The number of common shares reserved for issuance under the 2017 Plan may be increased by the Board on January 1 of each year through and including January 1, 2027, by a number of common shares determined by the Board in an amount not to exceed 4% of the total number of capital shares outstanding on December 31 of the preceding calendar year. As noted, pursuant to this authority, an additional 1,767,901 shares were added to the number of available shares under the 2017 Plan effective January 1, 2019. The number of common shares reserved for issuance under the ESPP automatically increases on January 1 of each calendar year through January 1, 2027, by the lesser of (1) 1% of the total number of common shares outstanding on December 31 of the preceding calendar year and (2) 600,000 shares; provided, that prior to the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (1) and (2). As of the date of this proxy statement, no common shares have been purchased under the ESPP.

TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a written Related Person Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.
CERTAIN RELATED PARTY TRANSACTIONS
Except as described below, there have been no transactions since January 1, 2018 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”
Participation in March 2018 Private Placement
On March 14, 2018, we completed a private placement of an aggregate of 2,000,000 of our common shares at a purchase price of $27.50 per share. Certain entities affiliated with our directors purchased an aggregate of 109,091 common shares. The following table sets forth the aggregate number of common shares that these entities affiliated with our directors purchased:

Purchaser	Number of Common Shares Purchased
Entities affiliated with Vivo Capital VIII, LLC(1)	72,727
Aisling Capital IV LP	36,364

(1)
Consists of 63,903 shares purchased by VCF and 8,824 shares purchased by VCSF. Vivo Capital VIII, LLC (“Vivo GP”) is the general partner of both VCF and VCSF. The voting members of Vivo GP are Frank Kung, Albert Cha, Edgar Engleman, Chen Yu and Shan Fu, none of whom has individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. Albert Cha was a member of the Board at the time of the transaction.

In connection with the private placement, Biohaven entered into a Registration Rights Agreement, dated March 9, 2018, with the investors. Pursuant to the terms of the Registration Rights Agreement, and subject to certain conditions set forth therein, Biohaven prepared and filed with the SEC a registration statement on Form S-1 to register for resale the common shares, which was declared effective on December 12, 2018.
Relationship with Yale University
In 2013, we entered into a license agreement with, and issued common shares to, Yale University (the “Yale Agreement”). Yale is a related party because Dr. Coric, the Company's Chief Executive Officer, is one of the inventors of the patents that the Company has licensed from Yale and, as such, is entitled to a specified share of the glutamate product-related royalty revenues that may be received by Yale under the Yale Agreement. As partial consideration for the license under the Yale Agreement, on September 30, 2013, the Company issued to Yale 250,000 common shares, representing 5.1% of the Company’s then outstanding equity on a fully diluted basis. The fair value of the shares, totaling $152,000 was recognized as research and development expense at the time of issuance of the shares. Yale ceased to be a holder of more than 5% of our outstanding shares as of December 31, 2014. During the years ended December 31, 2018, 2017 and 2016, the Company recognized no material research and development expense under the Yale Agreement, and as of December 31, 2018 and 2017, the Company owed no amounts to Yale.
Dr. Coric previously served as an associate clinical professor of psychiatry at Yale. While previously employed by Yale, Dr. Coric was a co-inventor of some of the patents that the Company licenses from Yale. Under Yale's policies, as a co-inventor, Dr. Coric is entitled to receive a share of any royalties that the Company pays to Yale under the agreement with respect to the covered intellectual property and any proceeds from Yale's sale of the common shares the Company issued to Yale in connection with the license agreement. During 2017, Yale sold the common shares and, pursuant to Yale's policies, Dr. Coric received a payment from Yale of $0.6 million in March 2018.
Loren Aguiar, M.D.
Loren Aguiar, M.D., who is the spouse of Eric Aguiar, M.D., a member of our Board, is an employee of the Company and holds the title of Vice President Research and Development. Dr. Loren Aguiar became an employee in July 2017. Her annual base salary is $320,320. In the year ended December 31, 2018, Dr. Loren Aguiar received the following option grant:

Date of Grant	Number of Common Shares Underlying Options	Exercise Price per Share	Vesting Schedule
November 20, 2018	30,000	32.42	Four annual installments on each of November 20, 2019, 2020, 2021 and 2022, subject to Dr. Loren Aguiar’s continuing service through each vesting date.

The transactions with Dr. Loren Aguiar are not subject to our Related Person Transaction Policy, as they are solely related to compensation for services as an employee of the Company.

Investor Rights Agreement
In October 2016 and February 2017, we sold an aggregate of 8,610,391 of our Series A preferred shares at a price of $9.2911 per share for an aggregate purchase price of $80.0 million, 2,113,313 shares of which were sold to directors, executive officers, and entities affiliated with our directors. The table below summarizes these sales.

Purchaser	Series A Preferred Shares Purchased	Aggregate Purchase Price ($)
John W. Childs 2013 Revocable Trust	1,035,938	9,625,004
Gregory H. Bailey, M.D.	1,076,299	10,000,002
James Engelhart	1,076	9,997
Total	2,113,313	19,635,003
In connection with our Series A preferred share financing described above, we entered into an investor rights agreement with the holders of preferred shares, including each of the persons and entities listed in the table above, as well as certain of our officers, directors and holders of 5% of our shares, pursuant to which we have granted rights to register the resale of their shares. The provisions of this agreement other than those relating to registration rights terminated upon the completion of our IPO in May 2017. A summary of these registration rights is as follows:
Demand Registration Rights
No common shares will be entitled to demand registration rights.
Piggyback Registration Rights
If we propose to register any of our securities under the Securities Act either for our own account or for the account of other shareholders, the holders of registrable securities will each be entitled to notice of the registration and will be entitled to include their common shares in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under specified circumstances. Approximately 9.1 million common shares are entitled to these piggyback registration rights.
Registration on Form S-3
At any time after we become eligible to file a registration statement on Form S-3, the holders of at least 10% of the registrable securities then outstanding will each be entitled, upon any such holders’ written request, to have such shares registered by us on a Form S-3 registration statement at our expense. These Form S-3 registration rights are subject to other specified conditions and limitations, including the condition that the anticipated aggregate offering price, net of selling expenses, exceeds $5.0 million. Upon receipt of this request, the holders of all registrable securities then outstanding will each be entitled to participate in this registration, and we will be required to effect the registration within 45 days after the receipt of such request from the initiating holders. Approximately 3.5 million common shares are entitled to these S-3 registration rights.
Expenses of Registration
We will pay all expenses relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.
Termination of Registration Rights
The registration rights granted under the investors’ rights agreement will terminate upon the earlier of May 20, 2020 (the third anniversary of the closing of our IPO), the closing of a deemed liquidation event as defined in our memorandum and article of association or at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all such holders of registrable securities’ shares without limitation during a three-month period without registration.
Indemnification Agreements
Our amended and restated memorandum and articles of association contain provisions limiting the liability of directors and providing that we will indemnify each of our directors to the fullest extent permitted under the BVI Companies Act. Our amended and restated memorandum and articles of association also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board.
In addition, we have entered and expect to continue to enter into agreements to indemnify our non-employee directors as determined by the Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions in our governing documents and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain customary directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are Biohaven’s shareholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Biohaven. Direct your written request to Biohaven Pharmaceutical Holding Company Ltd., Attn: Corporate Secretary, 215 Church Street, New Haven, CT 06510 or by phone at (401) 274-9200 or email at Douglas.Gray@lockelord.com. Shareholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this proxy statement are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our plans to develop and commercialize our product candidates;

•
our ongoing and planned clinical trials for our rimegepant, troriluzole (previously referred to as trigriluzole or BHV-4157), BHV-0223, BHV-3500, BHV-5000 and verdiperstat (previously referred to as BHV-3241) development programs;

•	the timing of the availability of data from our clinical trials;

•	the timing of our planned regulatory filings, including our planned NDA submissions for rimegepant;

•	the timing of and our ability to obtain and maintain regulatory approvals for our product candidates;

•	the clinical utility of our product candidates;

•	our commercialization and marketing capabilities and strategy;

•	our intellectual property position; and

•	our estimates regarding future needs for additional financing.

Any forward-looking statements in this proxy statement reflect our current views with respect to future events and with respect to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, under Part I, Item 1A. Risk Factors and elsewhere therein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward- looking statements for any reason, even if new information becomes available in the future.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Dated: April 11, 2019
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Biohaven Pharmaceutical Holding Company Ltd., Attn: Corporate Secretary, 215 Church Street, New Haven, CT 06510.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors for a term expiring at the 2022 Annual Meeting of Shareholders:

Nominees

	For	Against	Abstain
1A Dr. Gregory H. Bailey	☐	☐	☐
1B Mr. John W. Childs	☐	☐	☐

	For	Against	Abstain
2. Ratification of appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2019.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000414229_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

Biohaven Pharmaceutical Holding Company Ltd.
Annual Meeting of Shareholders
May 21, 2019 10:00 AM LST at The Rosewood Bermuda,
60 Tucker's Point Drive, Hamilton Parish, Bermuda
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s), as proxies, Vlad Coric, M.D. and James Engelhart, and/or any of their designees, with full power of substitution, to represent and to vote as designated on the reverse side of this ballot, all of the common shares of Biohaven Pharmaceutical Holding Company Ltd. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM LST on May 21, 2019, at The Rosewood Bermuda, 60 Tucker's Point Drive, Hamilton Parish, Bermuda, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000414229_2 R1.0.1.18